   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 1997.



                                                      Registration No. 333-17603

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

   FRONTIER INSURANCE GROUP, INC.                    DELAWARE                              14-1681606
      FRONTIER FINANCING TRUST                       DELAWARE                              14-6185203
    (Exact name of registrant as          (State or other jurisdiction of               (I.R.S. Employer
              specified                   incorporation or organization)             Identification Number)
           in its charter)

                           --------------------------

   195 LAKE LOUISE MARIE ROAD, ROCK HILL NEW YORK 12775-8000, (914) 796-2100
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              SIDNEY TODRES, ESQ.
                          EPSTEIN BECKER & GREEN, P.C.
           250 PARK AVENUE, NEW YORK, NEW YORK 10177, (212) 351-4735
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

    APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                  REGISTERED           SECURITY             PRICE          REGISTRATION FEE
Convertible Trust Originated Preferred
  Securities-SM- of Frontier Financing Trust......      3,450,000          $51.25(1)(2)     $176,812,500(1)(2)       $53,580
Convertible Subordinated Debentures of
  Frontier Insurance Group, Inc...................         (3)                  --                  --                  --
Common Stock, par value $.01 per share, of
  Frontier Insurance Group, Inc...................         (4)                  --                  --                  --
Guarantee of Frontier Insurance Group, Inc.(5)....          --                  --                  --                  --
Total.............................................      3,450,000             $51.25           $176,812,500          $53,580

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c).

(2) Exclusive of accrued distributions.

(3) $172,500,000 in aggregate principal amount, issued and sold to Frontier Financing Trust, may be distributed, under certain circumstances, to the holders of the Convertible Trust Originated Preferred Securities-SM- ("Preferred Securities") for no additional consideration.

(4) Indeterminate number of shares as may be issuable upon conversion of the Preferred Securities/Convertible Subordinated Debentures.

(5) For the benefit of the holders of the Preferred Securities; no additional consideration will be received therefor.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                         3,450,000 PREFERRED SECURITIES
                            FRONTIER FINANCING TRUST
   6 1/4% CONVERTIBLE TRUST ORIGINATED PREFERRED SECURITIES-SM- (CONVERTIBLE
                                   TOPRS-SM-)
                (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,
      [LOGO]
                         FRONTIER INSURANCE GROUP, INC.
                               ------------------

    This Prospectus relates to the 6 1/4% Convertible Trust Originated Preferred Securities-SM- (the "Convertible TOPrS-SM-" or "Preferred Securities"), which represent preferred undivided beneficial interests in the assets of Frontier Financing Trust, a statutory business trust formed under the laws of the State of Delaware ("Frontier Finance" or the "Trust"), and the shares of common stock, par value $.01 per share (the "Company Common Stock"), of Frontier Insurance Group, Inc., a Delaware corporation (the "Company"), issuable upon conversion of the Preferred Securities. The Preferred Securities were issued and sold (the "Original Offering") on October 16, 1996 and October 18, 1996 (together, the "Original Offering Date") to the Initial Purchasers (as defined herein) and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers as defined in Rule 144A under the Securities Act, to certain qualified institutional buyers acting on behalf of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Company owns all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities, investing the proceeds thereof in an equivalent amount of 6 1/4% Convertible Subordinated Debentures Due 2026 (the "Convertible Debentures") of the Company and engaging in only those activities necessary or incidental thereto. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments of distributions and payments upon redemption, liquidation and otherwise.

    The Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities (collectively, the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the registration of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

                                                   (CONTINUED ON FOLLOWING PAGE)

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER
                      "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------

 Application will be made to list the Offered Securities on the New York Stock
                                   Exchange.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is January 24, 1997.

(CONTINUED FROM FRONT COVER)


    Each Preferred Security is convertible, at the option of the holder thereof, into shares of Company Common Stock at a conversion rate of 1.0663 shares of Company Common Stock for each Preferred Security, subject to adjustment in certain circumstances. The Company Common Stock is quoted on the New York Stock Exchange ("NYSE") under the symbol "FTR." On January 23, 1997, the last reported sale price of the Company Common Stock on the NYSE was $38 5/8.


    Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 6 1/4% of the liquidation amount of $50 per Preferred Security, accruing from October 16, 1996 and payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing January 15, 1997. See "Description of the Preferred Securities--Distributions." The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities, as described below, are guaranteed by the Company (the "Guarantee") but only to the extent the Trust has funds available therefor. The sole assets of the Trust are the Convertible Debentures and the distribution rate and the distribution payment dates and other payment dates for the Preferred Securities correspond to the interest rate and interest payment dates and other payment dates for the Convertible Debentures. If the Company fails to make principal or interest payments on the Convertible Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

    The Company has the right to defer payments of interest on the Convertible Debentures at any time by extending the interest payment date for up to 20 consecutive quarters (each such extension, an "Extension Period"), but not beyond the maturity of the Convertible Debentures. If interest payments are so deferred, distributions on the Preferred Securities also will be deferred. During any Extension Period, distributions will continue to accrue (with interest thereon to the extent permitted by applicable law) at a rate of 6 1/4% per annum compounded quarterly. During any Extension Period, holders of Preferred Securities will be required to include in their gross income for United States Federal income tax purposes the interest deferred on the Convertible Debentures notwithstanding their not receiving the related cash distributions. Moreover, if a holder converts Preferred Securities into Company Common Stock during any Extension Period, the holder will not receive any cash or additional shares of Company Common Stock with respect to the deferred distributions. There could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures (but distributions would continue to accumulate quarterly and accrue interest until the end of any such Extension Period). See "Risk Factors--Option to Extend Interest Payment Period; Tax Consequences," "Description of the Preferred Securities--Distributions" and "Description of the Convertible Debentures--Option to Extend Interest Payment Period." The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures.

    The Guarantee, when taken together with the Company's obligations under the Indenture (as defined herein) pursuant to which the Convertible Debentures are issued (which provides, however, that the Company may defer payments of interest on the Convertible Debentures) and its obligations under the Declaration (as defined herein), including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts due on the Preferred Securities (subject to the Company's right to defer payments of interest on the Convertible Debentures which would result in a concomitant deferral of payments on the Preferred Securities). The Company's obligations under the Guarantee rank
(i) senior to the Company Common Stock, (ii) PARI PASSU with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company with respect to any preferred or preference stock of the Company or its affiliates, and (iii) subordinate and junior to all other liabilities of the Company, except any liabilities that may be PARI PASSU by their terms. See "Description of the Guarantee--Status of the Guarantee." The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to Senior Debt (as defined herein) of the Company. Because the Company's subsidiaries do not guarantee the payment of principal of or interest on the Convertible Debentures, claims of holders of the Preferred Securities effectively will be subordinate to the claim of creditors and policyholders of the Company's subsidiaries.

    The Convertible Debentures are redeemable by the Company, at its option, in whole or in part from time to time, at the applicable Redemption Price (as defined herein) set forth herein, (i) on or after October 16, 1999, PROVIDED the closing sale price of the Company Common Stock as reported on the New York Stock Exchange is at least $70.34 per share (150% of the per share conversion price) for a minimum of 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption and (ii) on or after October 16, 2000. See "Description of the Convertible Debentures--Optional Redemption." The Convertible Debentures may also be redeemed in certain circumstances upon the occurrence of a Redemption Tax Event (as defined herein), at a Redemption Price equal to 100% of the principal amount of, plus all accrued and unpaid interest on, the Convertible Debentures so redeemed. The Preferred Securities, which do not have a stated maturity date, must be redeemed upon the repayment of the Convertible Debentures at their stated maturity (October 16, 2026) or upon acceleration or earlier redemption of the Convertible Debentures. Upon redemption of the Convertible Debentures, the Trust must redeem, on a PRO RATA basis, Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so redeemed at a redemption price corresponding to the applicable Redemption Price, plus accrued and unpaid distributions thereon to the date fixed for redemption. See "Description of the Preferred Securities--Redemption" and "Description of the Preferred Securities--Special Event Distribution or Redemption."

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust, the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment, unless Convertible Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the Preferred Securities are distributed, on a PRO RATA basis, to the holders of the Preferred Securities due to a Tax Event (as defined herein) (other than a Redemption Tax Event) or an Investment Company Event (as defined herein). See "Description of the Preferred Securities--Liquidation Distribution upon Dissolution," "Description of the Preferred Securities--Special Event Distribution or Redemption" and "Description of the Convertible Debentures."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 (as amended on October 9, 1996) and September 30, 1996, (iii) Definitive Proxy Statements for the May 23, 1996 Annual Meeting of Stockholders and the December 30, 1996 Special Meeting of Stockholders, and (iv) Current Reports on Form 8-K for an event which occurred on May 22, 1996 (as amended on October 7, 1996) and an event which occurred on October 18, 1996, heretofore filed with the Commission, are incorporated in and made a constituent part of this Prospectus by reference. All reports and proxy statements filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall likewise be deemed to be incorporated in this Prospectus and made a constituent part hereof by reference from the respective dates of filing.

    Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as to modified or supersede, to constitute a part of this Prospectus.

    Upon oral or written request, the Company will provide without charge a copy of any document incorporated in this Prospectus, exclusive of exhibits, to each person to whom this Prospectus is delivered. Requests for such documents should be directed to Ms. Linda Markovits at the corporate headquarters of the Company, 195 Lake Louise Marie Road, Rock Hill, New York 12775 (telephone no. 914-796-2100).

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400) Chicago, Illinois 60661. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Such materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information of registrants that file electronically with the Commission pursuant to the EDGAR system. The address of the Commission's Web site is http:/www.sec.gov.

    The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act with respect to the securities offered by this Prospectus (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete and, in each instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

    No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust, investing the proceeds thereof in the Convertible Debentures issued by the Company and engaging in only those activities necessary or incidental thereto, and (iii) the obligations of the Trust under the Trust Securities are fully and unconditionally guaranteed by the Company to the extent that the Trust has funds available to meet such obligations. See "Description of the Convertible Subordinated Debentures" and "Description of the Guarantee."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The documents incorporated by reference in this Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 which are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such risks and uncertainties include, but are not limited to, the following: (i) general economic conditions; (ii) conditions specific to the property and casualty insurance industry, including its cyclical nature, regulatory changes, rating agency policies and practices, competitive factors, claims development and the impact thereof on loss reserve and the Company's reserving policies and the adequacy of the Company's reinsurance programs; (iii) developments in the securities markets and the impact thereof on the Company's investment portfolio;
(iv) the success of the Company's acquisition program; (v) changes in generally accepted accounting principles; and (vi) the risk factors set forth in this Prospectus. Accordingly, there can be no assurance that the actual results will conform to the forward-looking statements in the documents incorporated by reference in this Prospectus.

                                  RISK FACTORS

    Prospective purchasers of the Offered Securities should consider carefully the information set forth or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Offered Securities.

COMPETITION

    The property and casualty insurance business is highly competitive with respect to a number of factors, including overall financial strength of the insurer, ratings by rating agencies, premium rates, policy terms and conditions, services offered, reputation and broker compensation. Although the Company's business strategy is to achieve an underwriting profit by identifying niche markets and specialty programs which it believes afford favorable opportunities for profitability due to limited potential competition, it nevertheless encounters competition from carriers engaged in insuring risks in the broader lines of business which encompass the Company's niche markets and specialty programs, and such competition is expected to increase as the Company expands its operations.

ADEQUACY OF LOSS RESERVES

    The liabilities for unpaid losses and loss adjustment expenses ("LAE") are estimated by management utilizing methods and procedures which they believe are reasonable and in compliance with regulatory requirements. These liabilities are necessarily subject to the impact of loss development and changes in claims severity, as well as numerous other factors, such as judicial and legislative trends and actions, economic factors and estimates of future trends in claims frequency. Most or all of these factors are not directly quantifiable, particularly on a prospective basis. Although management believes that the estimated liabilities for losses and LAE are reasonable, because of the extended period of time over which such losses are reported and settled, the subsequent development of these liabilities may not conform to the assumptions inherent in their determination and, accordingly, may vary significantly from the estimated amounts included in the accompanying financial statements. To the extent that the actual emerging loss experience varies from the assumptions used in determining these liabilities, the liabilities are adjusted to reflect actual experience. Such adjustments, to the extent they occur, are reported in the period recognized. In 1993 and 1994, the Company's prior years' reserves for unpaid losses and LAE, net of related reinsurance recoverables, were increased by approximately $3.3 million and $13.9 million, respectively. In 1995, a net $7.5 million decrease in the Company's prior years' reserves included an increase in such reserves of approximately $19.0 million, offset by subrogation recoverables of $19.0 million recognized in connection with a favorable court ruling related to litigation between the Company and the State of New York. In 1996, the Company increased its reserves as at June 30, 1996 by approximately $13.0 million, offset by subrogation recoverables of $13.0 million related to the New York State litigation.

RATINGS

    Increased public and regulatory concerns with the financial stability of insurers have resulted in greater emphasis by policyholders upon insurance company ratings, with a resultant potential competitive advantage for carriers with higher ratings. The Company's insurance company subsidiaries (the "Insurance Subsidiaries") currently are rated A- (Excellent) by A.M. Best Company, Inc. ("A.M. Best"). In addition, Standard & Poor's Insurance Rating Services ("S&P") has given Frontier Insurance Company and Frontier Pacific Insurance Company an Insurer Claims-Paying Ability Rating of A+ (Good). There can be no assurance, however, that the Insurance Subsidiaries will maintain such ratings; any downgrade could materially adversely affect their respective operations. A.M. Best's and S&P's ratings are based on an analysis of the financial condition and operations of an insurance company as they relate to the industry in general, are not designed for the protection of investors and do not constitute recommendations to buy, sell or hold any security.

DEPENDENCE UPON MANAGEMENT

    The Company's business involves the selection, development and innovative underwriting of insurance coverage for niche markets and the continuing evaluation of the programs insured; the Company is dependent upon its executive management to perform such services.

FLUCTUATIONS IN INDUSTRY RESULTS

    The financial results of property and casualty insurers historically have been subject to significant fluctuations. Profitability is affected significantly by volatile and unpredictable developments (including catastrophes), changes in loss reserves resulting from changing legal environments as different types of claims arise and judicial interpretations relating to the scope of insurer's liability develop, fluctuations in interest rates and other changes in the investment environment which affect returns on invested capital, and inflationary pressures that affect the size of losses. Further, underwriting results have been cyclical in the property and casualty insurance industry, with protracted periods of overcapacity adversely impacting premium rates, resulting in higher combined ratios, followed by periods of undercapacity and escalating premium rates, resulting in lower combined ratios.

REINSURANCE

    To moderate the impact of unusually severe or frequent losses, the Insurance Subsidiaries cede (i.e., transfer) a portion of their gross premiums to reinsurers in exchange for the reinsurers' agreements to share covered losses with the Insurance Subsidiaries. Although reinsurance makes the assuming reinsurer liable to the extent of the risk ceded, the ceding insurance company is not relieved of its primary liability to its insureds and therefore bears a credit risk with respect to its reinsurers. Although the Insurance Subsidiaries place reinsurance only with reinsurers they believe to be financially sound, there can be no assurance that such reinsurers will pay all reinsurance claims on a timely basis, if at all. Further, although the Company has reinsurance it believes to be adequate, there can be no assurance it will continue to be able to obtain such reinsurance on satisfactory terms.

DEPENDENCE ON INVESTMENT INCOME

    The Company, similar to other property and casualty insurance companies, depends on income from its investment portfolio for a substantial portion of its earnings. A significant decline in investment yields could have a material adverse effect on the Company's financial results.

LIMITATIONS ON CHANGE IN CONTROL

    Mr. Walter A. Rhulen, the Company's founder, Chairman of the Board, President and Chief Executive Officer, members of Mr. Rhulen's family and directors and officers of the Company who are not family members of Mr. Rhulen collectively own approximately 28% of the outstanding shares of Company Common Stock. As a result, such persons are in a position to influence the management and affairs of the Company and collectively may be able to prevent a proposed change in control of the Company.

REGULATION

    The Company is subject to regulation under applicable insurance statutes, including insurance holding company statutes, of the various states in which the Insurance Subsidiaries write insurance. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies. Regulators oversee matters relating to trade practices, policy forms, claims practices, mandated participation in shared markets, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends. The rates that the Insurance Subsidiaries can charge for certain lines of business are also subject to regulation and, therefore, may not keep pace with inflation. Any changes in these laws and regulations could materially adversely affect the Company's operations.

HOLDING COMPANY STRUCTURE AND SUBORDINATION

    The ability of the Trust to pay amounts due on the Preferred Securities is wholly dependent upon the Company making payments on the Convertible Debentures. Because the Company is a holding company, its ability to pay interest and principal on the Convertible Debentures, and therefore for the Trust to make distributions and other payments on the Preferred Securities, is dependent, to a significant degree, on the ability of the Company's subsidiaries to pay dividends to the Company. The jurisdictions of incorporation of the Insurance Subsidiaries place limitations on the amount of dividends or other distributions payable by insurance companies in order to protect their solvency. The Company's current policy is for its Insurance Subsidiaries to retain their capital for growth and not to pay any dividends.

    The Company's subsidiaries do not guarantee the payment of principal and interest on the Convertible Debentures and, accordingly, claims of holders of the Preferred Securities effectively are subordinate to the claims of creditors and policyholders of the subsidiaries. In addition, the Convertible Debentures are subordinate to and junior in right of payment to Senior Debt (as defined herein). See "Description of the Convertible Debentures."

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

    The Company has the right, under the Indenture, to defer interest payments from time to time on the Convertible Debentures for successive quarterly periods, not to exceed 20 consecutive quarterly interest periods nor to extend beyond the maturity date of the Convertible Debentures, during which period no interest shall be due and payable on the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the requirements described herein. During an Extension Period, quarterly distributions on the Preferred Securities would be deferred by the Trust (although such distributions would continue to accrue with interest thereon compounded quarterly). In the event this deferral right is exercised, then, during such Extension Period, the Company (i) may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (except for (a) dividends or distributions in shares of Company Common Stock on Company Common Stock, (b) purchases or acquisitions of shares of Company Common Stock made in connection with employee benefit plans of the Company or its subsidiaries, purchases made from employees or officers pursuant to employment agreements, or purchases made under option agreements (or upon the exercise of options granted thereunder), PROVIDED such plans or agreements were in existence on October 9, 1996 (subject to certain limitations), (c) conversions or exchanges of common stock of one class into common stock of another class and (d) purchases of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of any of the Company's securities being converted or exchanged),
(ii) may not make any payment of interest, principal or premium, if any, on, or repay, repurchase or redeem any debt securities issued by the Company that rank junior to or PARI PASSU with the Convertible Debentures (except by conversion into or exchange for shares of Company Common Stock), and (iii) may not make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the Extension Period; PROVIDED that such Extension Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters and that such Extension Period may not extend beyond the maturity date of the Convertible Debentures. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures. See "Description of the Preferred Securities--Distributions" and "Description of the Convertible Debentures--Option to Extend Interest Payment Period."

    Should the Company exercise the right to defer payments of interest on the Convertible Debentures, each holder of Preferred Securities will accrue income (as original issue discount ("OID")) for United States Federal income tax purposes with respect to the deferred interest allocable to its Preferred Securities although such allocable interest will not be distributed to holders of Preferred Securities at that time. As a result, each holder of Preferred Securities will recognize income for United States Federal income tax purposes in advance of the receipt of the related cash distributions and will not receive such distributions from the Trust in the event the holder disposes of the Preferred Securities prior to the record date for payment of the deferred cash distributions. Moreover, if a holder of Preferred Securities converts Preferred Securities into Company Common Stock during any Extension Period, the holder will not receive any cash or additional shares of Company Common Stock with respect to the deferred distributions. A holder that disposes of or converts Preferred Securities during any Extension Period, therefore, might not receive the same return on investment as a holder that continues to hold the Preferred Securities. Should the Company determine to exercise such deferral right in the future, the market price of the Preferred Securities is likely to be affected. In addition, as a result of the existence of the right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Convertible Debentures) may be more volatile than other similar securities where the issuer does not have the right to defer interest payments. See "Certain Federal Income Tax Considerations-- Interest Income and Original Issue Discount."

PROPOSED TAX LEGISLATION

    On March 19, 1996, as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that, among other things, would treat as equity, for United States Federal income tax purposes, instruments with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). If the principles contained in the Joint Statement and the Democrat Letters are followed and the Proposed Legislation is enacted, such legislation will not apply to the Convertible Debentures because they will be issued prior to the date of any "appropriate Congressional action." There can be no assurance, however, that any proposed legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Convertible Debentures. If legislation is enacted that adversely affects the tax treatment of the Convertible Debentures, such legislation could result in the distribution of the Convertible Debentures to holders of the Preferred Securities or, in certain limited circumstances involving a Redemption Tax Event, the redemption of the Convertible Debentures by the Company and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Distribution or Redemption."

RIGHTS UNDER THE GUARANTEE

    The Guarantee Trustee (as defined herein) holds the Guarantee for the benefit of the holders of the Preferred Securities. The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the applicable redemption price for the Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding up or termination of the Trust (other than in connection with a distribution of the Convertible Debentures to holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities upon the liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Notwithstanding the foregoing, any holder of Preferred Securities may, to the extent permitted by law, institute a legal proceeding against the Company to enforce the obligations of the Guarantor under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity. If the Company were to default on the obligation to pay amounts payable on the Convertible Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, a holder of Preferred Securities would be required to rely on enforcement (1) by the Property Trustee (as defined herein) of its rights, as registered holder of the Convertible Debentures, against the Company pursuant to the terms of the Convertible Debentures or (2) by such holder of Preferred Securities of its right against the Company to enforce payments on the Convertible Debentures. See "Description of the Guarantee" and "Description of the Convertible Debentures." The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as the sole holder of the Convertible Debentures against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it under the Indenture as a holder of the Convertible Debentures. If the Property Trustee fails to enforce its rights under the Convertible Debentures, any holder of Preferred Securities may institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

SPECIAL EVENT DISTRIBUTION OR REDEMPTION

    Upon the occurrence of a Tax Event (other than a Redemption Tax Event) or an Investment Company Event (each as defined herein, and each, a "Special Event"), the Trust will be dissolved with the result that the Convertible Debentures would be distributed to the holders of the Trust Securities in connection with the dissolution of the Trust. Upon the occurrence of a Redemption Tax Event, the Company shall have the right to redeem the Convertible Debentures, in whole (but not in part), in lieu of a distribution of the Convertible Debentures by the Trust, in which event the Trust will redeem the Trust Securities. See "Description of the Preferred Securities--Special Event Distribution or Redemption."

    Under current United States Federal income tax law, a distribution of Convertible Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. Upon the occurrence of a Redemption Tax Event, however, a dissolution of the Trust in which holders of Preferred Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Considerations--Receipt of Convertible Debentures or Cash Upon Liquidation of the Trust."

    There can be no assurance as to the market prices for the Preferred Securities or the Convertible Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Convertible Debentures that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities. Because holders of Preferred Securities may receive Convertible Debentures upon the occurrence of a Special Event, prospective purchasers of Preferred Securities also are making an investment decision with regard to the Convertible Debentures and should carefully review all the information regarding the Convertible Debentures contained herein. See "Description of the Preferred Securities--Special Event Distribution or Redemption" and "Description of the Convertible Debentures--General."

NO VOTING RIGHTS

    Holders of Preferred Securities generally have no voting rights, including with respect to the appointment, removal or replacement, or the increase or decrease in the number, of Issuer Trustees (as defined herein). See "Description of Preferred Securities--Voting Rights."

TRADING CHARACTERISTICS OF PREFERRED SECURITIES

    The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid distributions. In addition, as a result of the right of the Company to defer interest payments on the Convertible Debentures, the market price of the Preferred Securities (which represent undivided interests in the Convertible Debentures) may be more volatile than that of other similar securities where the issuer does not have the right to defer interest payments. Should the Company exercise the right to defer payments of interest on the Convertible Debentures, each holder of Preferred Securities will accrue income (as OID) for United States Federal income tax purposes with respect to the deferred interest, which will be allocated but not distributed to holders of the Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States Federal income tax purposes in advance of the receipt of the related cash distribution and will not receive such distributions from the Trust in the event the holder disposes of the Preferred Securities prior to the record date for payment of the deferred cash distributions. Moreover, if a holder of Preferred Securities converts the Preferred Securities into Company Common Stock during any Extension Period, the holder will not receive any cash or additional shares of Company Common Stock with respect to the deferred distributions. A holder that disposes of or converts Preferred Securities during any Extension Period, therefore, might not receive the same return on investment as a holder that continues to hold the Preferred Securities. Should the Company determine to exercise its right to defer payments of interest in the future, the market price of the Preferred Securities is likely to be affected. In addition, a holder who disposes of or converts Preferred Securities during any Extension Period will be required, for Federal income tax purposes, to add the amount of accrued but unpaid interest that is included in income as OID to the holder's adjusted tax basis in its pro rata share of the underlying Convertible Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include any accrued and unpaid interest in the form of OID), such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes. See "Certain Federal Income Tax Considerations."

                                  THE COMPANY

    The Company is an insurance holding company which, through its wholly-owned subsidiaries, conducts business on an admitted and non- admitted basis as a specialty property and casualty insurer. The Company's business strategy is to achieve an underwriting profit by identifying niche markets and specialty programs which it believes afford favorable opportunities for profitability due to (i) limited potential competition and (ii) the Company's innovative underwriting and value added services, including coverage enhancements, risk management, loss control and specialized claims management.

    For the five years ended December 31, 1995, the Company's net premiums written and its net income increased at compounded annual rates of 27.9% and 20.1%, respectively, during which period it realized an average statutory combined ratio of 95.2%, as compared to the property and casualty insurance industry average of 109.2%. The Company has realized a statutory combined ratio of less than 100% in every year since its formation in 1986.

    The Company relies on multiple distribution channels to market its insurance products. Malpractice insurance and license and permit bonds are marketed both directly through Company-owned agencies and by independent brokers and agents. Bail bonds are marketed through a nationwide network of bail bondsmen by a 50%-owned subsidiary of the Company. Sales of the Company's other lines of business are generated primarily by independent insurance agencies and insurance brokerage firms.

    The Company's Insurance Subsidiaries consist of Frontier Insurance Company, which is licensed as a property and casualty insurer in 49 states, the District of Columbia, Puerto Rico and the Virgin Islands, and three other insurance companies. All of the Insurance Subsidiaries are rated A- (Excellent) by A.M. Best, and S&P has given Frontier Insurance Company and Frontier Pacific Insurance Company an Insurer Claims-Paying Ability Rating of A+ (Good).

    The Company's growth strategy includes (i) the acquisition of profitable specialty insurance operations which are non-dilutive to earnings, (ii) the addition of new specialty insurance programs and (iii) the expansion of existing business through enhanced products, additional coverages and geographic expansion.

    The principal executive office of the Company are located at 195 Lake Louis Marie Road, Rock Hill, New York 12775, and the telephone number is (914) 796-2100.

                            FRONTIER FINANCING TRUST

    Frontier Financing Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust executed by the Company, as sponsor of the Trust, and the trustees of the Trust (the "Issuer Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such initial declaration was be amended and restated in its entirety to provide for the issuance of the Trust Securities (as so amended and restated, the "Declaration"). The Company directly acquired Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Common Securities rank PARI PASSU with, and payments are made thereon PRO RATA with, the Preferred Securities, except that upon the occurrence and during the continuance of an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise are subordinated to the rights of the holders of the Preferred Securities. The assets of the Trust consist solely of the Convertible Debentures. The Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds from the sale of the Trust Securities in the Convertible Debentures, and (iii) engaging in only those other activities necessary or incidental thereto.

    Pursuant to the Declaration, the number of Issuer Trustees initially is four. Two of the Issuer Trustees (the "Regular Trustees") are required to be individuals who are employees or officers of or who are affiliated with the Company. The third trustee is required to be a financial institution that is unaffiliated with the Company (the "Property Trustee"). The fourth trustee is required to be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). At the date of this Prospectus, Walter A. Rhulen, the Company's President and Chief Executive Officer, and Peter
H. Foley, an Executive Vice President of the Company, act as Regular Trustees; The Bank of New York, a New York banking corporation, acts as Property Trustee and its affiliate, The Bank of New York (Delaware), a Delaware banking corporation, acts as Delaware Trustee. The Bank of New York also acts as trustee under the Guarantee (the "Guarantee Trustee") and as trustee under the Indenture (the "Indenture Trustee").

    The Property Trustee holds title to the Convertible Debentures for the benefit of the holders of the Trust Securities, and the Property Trustee has the power to exercise all rights, powers and privileges under the Indenture as the holder of the Convertible Debentures. In addition, the Property Trustee maintains exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Convertible Debentures for the benefit of the holders of the Trust Securities. The Guarantee Trustee holds the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, has the right to appoint, remove or replace any of the Issuer Trustees and to increase or decrease the number of trustees, PROVIDED, that the number of trustees shall be at least three and PROVIDED, FURTHER, that at least one trustee shall be a Delaware Trustee, at least one trustee shall be a Property Trustee and at least one Trustee shall be a Regular Trustee. The Company pays all fees and expenses related to the Trust.

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration and the Delaware Business Trust Act, as amended (the "Trust Act"). See "Description of the Preferred Securities." The Declaration, the Indenture and the Guarantee also incorporate by reference the terms of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Declaration, the Indenture and the Guarantee will be qualified under the Trust Indenture Act.

    The place of business and the telephone number of the Trust are the principal executive offices and telephone number of the Company. See "The Company".

                              ACCOUNTING TREATMENT

    The financial statements of the Trust will be consolidated with those of the Company and reflected in the Company's consolidated financial statements, with the Preferred Securities shown as "Convertible Preferred Securities of Subsidiary Trust."

                                USE OF PROCEEDS

    The Selling Holders will receive all of the proceeds from the sale of the Offered Securities and neither the Company nor the Trust will receive any proceeds therefrom.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                  (UNAUDITED)

    The following table sets forth the Company's ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for each of the nine months ended September 30, 1996 and September 30, 1995 and the five fiscal years in the period ended December 31, 1995.

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                                --------------------  ------------------------------------------
                                                                  1996       1995       1995       1994       1993       1992
                                                                ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed charges and preferred
  stock dividends (1).........................................      29.4x      69.9x      49.4x        N/A        N/A        N/A


                                                                  1991
                                                                ---------
Ratio of earnings to combined fixed charges and preferred
  stock dividends (1).........................................      84.6x

------------------------

(1) For the purposes of this ratio, earnings were calculated by adding interest expense to income before income taxes and cumulative effect of change in accounting principle. Combined fixed charges consist of such interest expense. The pro forma ratios of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1996 and the year ended December 31, 1995, giving pro forma effect to the sale of the Preferred Securities and the issuance of the Convertible Debentures as if such sale and issuance had occurred at January 1, 1996 and January 1, 1995, respectively, assuming repayment of all bank indebtedness from the net proceeds received by the Company and no investment income attributable to the balance of such net proceeds, are 5.1x and 4.1x, respectively.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    THE FOLLOWING SUMMARY OF CERTAIN MATERIAL TERMS AND PROVISIONS OF THE PREFERRED SECURITIES DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE DECLARATION. THE PREFERRED SECURITIES WERE ISSUED PURSUANT TO THE TERMS OF THE DECLARATION, WHICH INCORPORATES BY REFERENCE TERMS OF THE TRUST INDENTURE ACT AND WILL BE QUALIFIED UNDER THE TRUST INDENTURE ACT. THE BANK OF NEW YORK, AS PROPERTY TRUSTEE, ACTS AS INDENTURE TRUSTEE FOR THE DECLARATION FOR PURPOSES OF COMPLIANCE WITH THE TRUST INDENTURE ACT.

GENERAL

    The Common Securities, all of which are owned by the Company, and the Preferred Securities represent undivided beneficial ownership interests in the assets of the Trust.

    The Common Securities rank PARI PASSU with, and payments are made thereon on a PRO RATA basis with, the Preferred Securities, except that upon the occurrence of an event of default (a "Declaration Event of Default") under the Declaration the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise are subordinated to the rights of the holders of Preferred Securities. See "--Subordination of Common Securities." Title to the Convertible Debentures, which constitute the sole assets of the Trust, is held by the Property Trustee for the benefit of the holders of the Trust Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. The payment of distributions out of moneys held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of the Guarantee." The Guarantee is held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions or payments upon redemption of the Preferred Securities or liquidation of the Trust when the Trust does not have sufficient available funds to make such distributions or payments. In such event, the remedy of a holder of Preferred Securities is to (i) vote to direct the Property Trustee to enforce the Property Trustee's rights under the Convertible Debentures or (ii) if the failure of the Trust to pay distributions is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures, to institute a proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. See "--Voting Rights."

DISTRIBUTIONS

    Distributions on the Preferred Securities are fixed at a rate per annum of 6 1/4% of the stated liquidation amount of $50 per Preferred Security (equal to $3.125 per annum per Preferred Security). Distributions in arrears bear interest thereon at a rate per annum of 6 1/4% compounded quarterly. The term "distribution" as used herein includes any such interest (including any Additional Interest and Liquidation Damages, each as defined herein) payable unless otherwise stated. The amount of distributions payable for any period is computed on the basis of a 360-day year of twelve 30-day months.

    Distributions on the Preferred Securities are cumulative, accrue from October 16, 1996 (the date of initial issuance) and are payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing January 15, 1997, when, as and if available for payment, by the Property Trustee, except as otherwise described below. The Company has the right under the Indenture to defer interest, during which period no interest shall be due and payable on the Convertible Debentures. As a consequence of such extension, quarterly distributions on the Preferred Securities would be deferred (though such distributions would continue to accrue with interest) during any such extended interest payment period. In the event that the Company exercises this right then, during such period, the Company shall not (a) declare or pay dividends on, make distributions with respect to, redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (except for (i) dividends or distributions in shares of Company Common Stock on Company Common Stock, (ii) purchases or acquisitions of shares of Company Common Stock made in connection with any employee benefit plan of the Company or its subsidiaries, purchases made from employees or officers pursuant to employment agreements, or purchases made under option agreements (or upon the exercise of options granted thereunder), PROVIDED the plan or agreement was in existence on October 9, 1996 and PROVIDED, FURTHER, that such repurchases by the Company made from officers or employees of the Company or its subsidiaries pursuant to employment agreements shall be made at a price not to exceed market value on the date of any such repurchase and shall not exceed $5.0 million in the aggregate for all such employees and officers, (iii) conversions or exchanges of Company Common Stock of one class into Company Common Stock of another class or (iv) purchases of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of any of the Company's securities being converted or exchanged), (b) make any payment of interest, principal or premium, if any, or repay, repurchase or redeem any debt securities issued by the Company that rank junior to or PARI PASSU with the Convertible Debentures (except by conversion into or exchange for shares of Company Common Stock), or (c) shall not make any guarantee payments with respect to the foregoing (other than such payments made pursuant to the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, PROVIDED that such Extension Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters and that such Extension Period may not extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures. See "Description of the Convertible Debentures--Interest" and "Description of the Convertible Debentures--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to the holders of record of Preferred Securities as they appear on the books and records of the Trust on the record date following the termination of the Extension Period.

    Distributions on the Preferred Securities will be made to the extent the Trust has funds available therefor in the Property Account. The amount of such funds will be limited to payments received by the Trust from the Company with respect to the Convertible Debentures. See "Description of the Convertible Debentures." The payment of distributions out of funds held by the Trust is guaranteed by the Company, as set forth under "Description of the Guarantee."

    Distributions on the Preferred Securities are payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which will be 15 days prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment is made as described below under "Book-Entry Only Issuance--The Depository Trust Company." In the event that any date on which distributions are payable on the Preferred Securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day which is a Business Day (without any distribution or other payment for any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than a day on which banking institutions in New York City or in Wilmington, Delaware, are authorized or required by law to close.

CONVERSION RIGHTS

    GENERAL. The Preferred Securities are convertible at any time prior to the close of business on the Business Day immediately preceding the date of repayment of such Preferred Securities, whether at maturity or upon redemption, at the option of the holder thereof and in the manner described below, into shares of Company Common Stock at an initial conversion rate of 1.0663 shares of Company Common Stock for each Preferred Security, subject to adjustment as described below under "--Conversion Price Adjustments--General" and "--Conversion Price Adjustments--Fundamental Changes." The Trust has covenanted in the Declaration not to convert Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Property Trustee, as conversion agent (the "Conversion Agent"), by a holder of Preferred Securities. A holder of a Preferred Security wishing to exercise its conversion right is required to deliver an irrevocable conversion notice, together, if the Preferred Security is a Certificated Security (as defined herein), with such Certificated Security, to the Conversion Agent which shall, on behalf of such holder, exchange such Preferred Security for the applicable portion of the Convertible Debentures, and immediately convert such Convertible Debentures into Company Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. Procedures for converting book-entry Preferred Securities into shares of Company Common Stock differ as described below under "--Book-Entry Only Issuance--The Depository Trust Company."

    Holders of Preferred Securities at the close of business on a distribution record date are entitled to receive the distribution payable on such Preferred Securities on the corresponding distribution payment date notwithstanding the conversion of such Preferred Securities following such distribution record date but prior to the distribution payment date. Except as provided in the immediately preceding sentence, neither the Trust nor the Company will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on the converted Preferred Securities. The Company will make no payment or allowance for distributions on the shares of Company Common Stock issued upon such conversion, except to the extent that such shares of Company Common Stock are held of record on the record date for any such distributions and except as provided in the preceding sentence. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the Conversion Agent.

    No fractional shares of Company Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash based on the last reported sale price of Company Common Stock on the date the Preferred Securities are surrendered for conversion.

    CONVERSION PRICE ADJUSTMENTS--GENERAL. The conversion price is subject to adjustment in certain events, including (a) the issuance of shares of Company Common Stock as a dividend or a distribution with respect to Company Common Stock, (b) subdivisions, combinations or reclassifications of Company Common Stock (other than a recapitalization or reclassification of shares of Company Common Stock subject to subdivision (i) under "Conversion Price Adjustments--Fundamental Changes" below), (c) the issuance to all holders of Company Common Stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for shares of Company Common Stock at less than the then Current Market Price (as defined below), (d) the distribution to holders of Company Common Stock of evidences of indebtedness of the Company, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash), (e) the payment of dividends (and other distributions) on Company Common Stock paid exclusively in cash, excluding cash dividends if the annualized per share amount thereof does not exceed 15% of the Current Market Price of Company Common Stock as of the trading day immediately preceding the date of declaration of such dividend (such adjustment being limited to the amount in excess of 15% of such Current Market Price), and (f) payment to holders of Company Common Stock in connection with a tender or exchange offer (other than an odd-lot offer) by the Company or any subsidiary of the Company for Company Common Stock at a price in excess of 110% of the then Current Market Price of Company Common Stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer. "Current Market Price" means the average of the daily closing prices for the five consecutive trading days selected by the Company commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the "ex" date with respect to the issuance or distribution in question.

    The Company from time to time may reduce the conversion price of the Convertible Debentures (and thus the conversion price of the Preferred Securities) by any amount selected by the Company for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company's Board of Directors deems advisable to avoid or diminish any income tax to holders of Company Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations--Adjustment of Conversion Price."

    No adjustment of the conversion price will be made upon the issuance of any shares of Company Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Company Common Stock under any such plan. No adjustment in the conversion price is required unless such adjustment would require a change of at least one percent (1%) in the price then in effect; PROVIDED, HOWEVER, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Preferred Securities.

    CONVERSION PRICE ADJUSTMENTS--FUNDAMENTAL CHANGES. If any transaction shall occur (including without limitation (i) any recapitalization or reclassification of shares of Company Common Stock, (ii) any consolidation or merger of the Company with or into another person or any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Company Common Stock), (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange) pursuant to which either shares of Company Common Stock shall be converted into the right to receive other securities, cash or other property, or, in the case of a sale or transfer of all or substantially all of the assets of the Company, the holders of Company Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each Preferred Security then outstanding shall have the right thereafter to convert such Preferred Security only into:

        (x) in the case of any such transaction that does not constitute a Common Stock Fundamental Change (as defined below) and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Company Common Stock issuable upon conversion of such Preferred Security immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect, in the case of any Non-Stock Fundamental Change (as defined below), to any adjustment in the conversion price in accordance with clause (i) of the following paragraph, and

        (y) in the case of any such transaction that constitutes a Common Stock Fundamental Change, common stock of the kind received by holders of Company Common Stock as a result of such Common Stock Fundamental Change in an amount determined in accordance with clause (ii) of the following paragraph.

    The company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding paragraphs and in this paragraph.

    Notwithstanding any other provision in the preceding paragraphs to the contrary, if any Fundamental Change (as defined below) occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as follows:

        (i) in the case of a Non-Stock Fundamental Change, the conversion price immediately following such Non-Stock Fundamental Change shall be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and (B) the product of (1) the greater of the Applicable Price (as defined below) and the then applicable Reference Market Price (as defined below) and (2) a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the redemption price for one Preferred Security if the redemption date were the date of such Non-Stock Fundamental Change plus (y) any then-accrued and unpaid distributions on one Preferred Security; and

        (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Preferred Securities immediately following such Common Stock Fundamental Change shall be the conversion price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; PROVIDED, HOWEVER, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Company Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Company Common Stock shall have been exchanged for, converted into or acquired for, common stock of the successor, acquiror or other third party (and any cash with respect to fractional interests), the conversion price of the Preferred Securities immediately following such

    Common Stock Fundamental Change shall be the conversion price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of Company Common Stock as a result of such Common Stock Fundamental Change.


    Depending upon whether a Fundamental Change is a Non-Stock Fundamental Change or a Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert Preferred Securities into the kind and amount of shares of stock and other securities, property or assets (including cash), except as otherwise provided above, as is determined by the number of shares of Company Common Stock receivable upon conversion at the conversion price as adjusted in accordance with clause (i) of the preceding paragraph. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of Company Common Stock is common stock of the successor, acquiror or other third party, a holder of a Preferred Security who converts such share following the Common Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who converted such share prior to the Common Stock Fundamental Change would have received consideration in the form of such common stock as well as any other securities or assets (which may include cash) issuable upon conversion of such Convertible Preferred Security immediately prior to such Common Stock Fundamental Change.

    The term "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of Company Common Stock receive only cash, the amount of cash received by a holder of one share of Company Common Stock and (ii) in the event of any other Fundamental Change, the average of the daily Closing Price (as defined in the Indenture) for one share of Company Common Stock during the 10 Trading Days (as defined in the Indenture) immediately prior to the record date for the determination of the holders of Company Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, prior to the date upon which the holders of Company Common Stock shall have the right to receive such cash, securities, property or other assets.

    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Company Common Stock consists of common stock that, for the 10 Trading Days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on Nasdaq; PROVIDED, HOWEVER, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities, or (ii) not later than the occurrence of such Fundamental Change, the outstanding Preferred Securities are converted into or exchanged for shares of convertible preferred stock or debentures of a corporation succeeding to the business of the Company, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions substantially similar to those of the Preferred Securities and which debentures have terms substantially similar to those of the Convertible Debentures.

    The term "Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Company Common Stock shall be exchanged for, converted into, acquired for or shall constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); PROVIDED, HOWEVER, in the case of any such series of transactions or events, for purposes of adjustment of the conversion price, such Fundamental

Change shall be deemed to have occurred when substantially all of the Company Common Stock shall have been exchanged for, converted into or acquired or shall constitute solely the right to receive, such cash, securities, property or other assets, but the adjustment shall be based upon the consideration that the holders of Company Common Stock received in the transaction or event as a result of which more than 50% of the Company Common Stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets.

    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the daily Closing Price for one share of the common stock received by the holders of Company Common Stock in such Common Stock Fundamental Change during the 10 Trading Days immediately prior to the date fixed for the determination of the holders of Company Common Stock entitled to receive such common stock or, if there is no such date, prior to the date upon which the holders of Company Common Stock shall have the right to receive such common stock.

    The term "Reference Market Price" shall initially mean $25.83 (which is an amount equal to 66 2/3% of the last reported sale price of $38.75 per share of the Company Common Stock on the NYSE on October 9, 1996) and, in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of $46.89 per share.

REDEMPTION

    The Convertible Debentures mature on October 16, 2026, and may be redeemed, at the Company's option, in whole or in part, upon written notice to the holders of the Convertible Debentures of not less than 30 nor more than 60 days, for cash at the applicable Redemption Price set forth herein, (i) on or after October 16, 1999 in the event the closing sale price of the Company Common Stock as reported on the NYSE is at least $70.34 per share (equivalent to 150% of the per share conversion price) for a minimum of 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption, and (ii) on or after October 16, 2000. See "Description of the Convertible Debentures--Optional Redemption." The Convertible Debentures may also be redeemed for cash (in whole, but not in part) in certain circumstances upon the occurrence of a Redemption Tax Event (as defined below), in which event the Redemption Price shall be 100% of the principal amount of the Convertible Debentures so redeemed, plus any accrued and unpaid interest thereon to the date fixed for redemption. See "--Special Event Distribution or Redemption" below. The Preferred Securities, which do not have a stated maturity date, must be redeemed upon the repayment of the Convertible Debentures at their stated maturity (October 16, 2026) and upon acceleration or earlier redemption of the Convertible Debentures. Upon redemption of the Convertible Debentures, the Trust must redeem Trust Securities on a PRO RATA basis having an aggregate liquidation amount equal to 100% of the aggregate principal amount of the Convertible Debentures so redeemed at a redemption price corresponding to the Redemption Price (including accrued and unpaid distributions thereon to the date fixed for redemption); PROVIDED, HOWEVER, that holders of the Trust Securities be given not less than 30 nor more than 60 days notice of such redemption. See "--Redemption Procedures," "Description of the Convertible Debentures--General" and "Description of the Convertible Debentures--Optional Redemption."

SPECIAL EVENT DISTRIBUTION OR REDEMPTION

    If, at any time, a Tax Event or an Investment Company Event (each, as defined below and each, a "Special Event") shall occur and be continuing, the Trust shall, unless the Convertible Debentures are redeemed upon the occurrence of a Redemption Tax Event (as defined below), be dissolved with the result that, after satisfaction of creditors, if any, of the Trust, Convertible Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, and having the same record date for payment as the Trust Securities outstanding at such time, would be distributed on a PRO RATA basis to the holders of the Trust Securities in liquidation of such holders' interests in the Trust, within 90 days following the occurrence of such Special Event; PROVIDED, HOWEVER, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service to the effect that the holders of the Preferred Securities will not recognize any income, gain or loss for United States Federal income tax purposes as a result of such dissolution and distribution of Convertible Debentures; and, PROVIDED, FURTHER, that if at the time there is available to the Trust the opportunity to eliminate the Special Event within such 90-day period by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities and will involve no material cost, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Regular Trustees have received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Convertible Debentures for United States Federal income tax purposes even if the Convertible Debentures were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above, or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to the Trust (each such case, a "Redemption Tax Event"), the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to cause the redemption of the Convertible Debentures in whole (but not in part) for cash within 90 days following the occurrence of such Redemption Tax Event at a Redemption Price equal to 100% of the principal amount of the Convertible Debentures so redeemed, plus any accrued and unpaid interest thereon to the date fixed for redemption, and promptly following such redemption, the Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so redeemed will be redeemed by the Trust, on a PRO RATA basis, at a redemption price corresponding to the Redemption Price for which such Convertible Debentures were so redeemed (including accrued and unpaid distributions thereon to the date fixed for redemption); PROVIDED, HOWEVER, that if at the time there is available to the Company or the Trust the opportunity to eliminate the Redemption Tax Event within such 90-day period by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities, and will involve no material cost, the Company or the Trust will pursue such measure in lieu of redemption. Because the Company is a holding company, its ability to redeem the Convertible Debentures and, therefore, for the Trust to redeem the Preferred Securities, is dependent, to a significant degree, on the ability of the Company's subsidiaries to pay dividends in sufficient amounts. See "Risk Factors--Holding Company Structure and Subordination."

    "Tax Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case, after October 9, 1996 (collectively, a "Change in Tax Law"), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States Federal income tax with respect to interest accrued or received on the Convertible Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges or (iii) interest payable by the Company on the Convertible Debentures is not, or within 90 days of the date thereof will not be, deductible for United States Federal income tax purposes. Notwithstanding anything in the previous sentence to the contrary, a Tax Event shall not include any Change in Tax Law that requires the Company for United States Federal income tax purposes to defer taking a deduction for any original issue discount ("OID") that accrues with respect to the Convertible Debentures until the interest payment related to such OID is paid in money; PROVIDED, that such Change in Tax Law does not create more than an insubstantial risk that the Company will be prevented from taking a deduction for OID accruing with respect to the Convertible Debentures at a date that is no later than the date the interest payment related to such OID is actually paid by the Company in money.

    "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after October 9, 1996.

    On the date fixed for any distribution of Convertible Debentures, upon dissolution of the Trust, (i) the Preferred Securities and the Common Securities will no longer be deemed to be outstanding and (ii) certificates representing Trust Securities will be deemed to represent beneficial interests in the Convertible Debentures having an aggregate principal amount equal to the stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, such Trust Securities until such certificates are presented to the Company or the Company's agent for transfer or reissuance.

    There can be no assurance as to the market price for the Convertible Debentures which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Convertible Debentures which the investor may subsequently receive on dissolution and liquidation of the Trust may trade at a discount to the price of the Preferred Securities exchanged. If the Convertible Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Convertible Debentures to be listed on the NYSE or on any other national securities exchange or similar organization as the Preferred Securities are then listed or quoted.

REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    In the event of any redemption in part, the Trust shall not be required to
(i) issue, register the transfer of or exchange any Preferred Security during a period beginning at the opening of business 15 days before any selection for redemption of Preferred Securities and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Preferred

Securities to be so redeemed and (ii) register the transfer of or exchange of any Preferred Securities so selected for redemption, in whole or in part, except for the unredeemed portion of any Preferred Securities being redeemed in part.

    If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), and if the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Convertible Debentures, then, by 12:00 noon, New York City time, on the redemption date, the Trust will irrevocably deposit with the Depository Trust Company ("DTC") funds sufficient to pay the amount payable on redemption of all book-entry certificates, will give DTC irrevocable instructions and authority to pay such amount in respect of Preferred Securities represented by the Global Certificates (as defined herein) and will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay such amount in respect of any Preferred Security certificates in fully registered form (the "Certificated Securities") and will give such paying agent irrevocable instructions and authority to pay such amount to the holders of Certificated Securities upon surrender of their certificates. If notice of redemption shall have been given and funds are deposited as required, then upon the date of such deposit, all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price for Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee described under "Description of the Guarantee," distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the amount payable upon redemption (other than for calculating any premium).

    In the event that fewer than all of the outstanding Trust Securities are to be redeemed, the Trust Securities will be redeemed PRO RATA, and in the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA.

    Subject to the foregoing and applicable law (including, without limitation, United States Federal securities laws), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender offer, in the open market or by private agreement.

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, and the amount payable upon redemption of, the Trust Securities, as applicable, shall be made PRO RATA based on the liquidation amount of the Trust Securities; PROVIDED, HOWEVER, that if on any distribution date or redemption date a Declaration Event of Default shall have occurred and be continuing, no payment of any distribution on, or amount payable upon redemption of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities shall be made unless payment in full in cash of all accumulated and unpaid distributions on all outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the amount payable upon redemption of the Preferred Securities, the full amount with respect to all outstanding Preferred Securities, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or the amount payable upon redemption of, the Preferred Securities then due and payable.

    In the case of any Declaration Event of Default, the holder of Common Securities will be deemed to have waived any such Declaration Event of Default until all such Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not the holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation related to a Special Event, Convertible Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a PRO RATA basis to the holders of the Preferred Securities.

    If, upon any Liquidation (other than a Liquidation related to a Special Event as described in the preceding paragraph), the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a PRO RATA basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution PRO RATA with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

    Pursuant to the Declaration, the Trust shall dissolve (i) on October 16, 2031, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company, or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) after having obtained the consent of at least a majority in liquidation amount of the Trust Securities, voting together as a single class, to dissolve, (v) upon the distribution of all of the Convertible Debentures in connection with the occurrence of a Special Event, (vi) upon the entry of a decree of a judicial dissolution of the Company or the Trust, or (vii) upon the redemption or conversion of all the Preferred Securities. Subject to clause (v) above and the terms of the Trust Securities as set forth in the Declaration, following the dissolution of the Trust, the Trustees shall liquidate the Trust and file a certificate of cancellation for its termination.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Property Trustee or the Delaware Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; PROVIDED, that (i) if the Trust is not the survivor, such successor entity either expressly assumes all of the obligations of the Trust under the Trust Securities or substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Preferred Securities rank with respect to distributions, assets and payments, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Convertible

Debentures, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) the Company guarantees the obligations of such successor entity under the Successor Securities to the same extent as provided by the Guarantee, (viii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust reasonably acceptable to the Property Trustee experienced in such matters to the effect that: (A) such merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act, and (C) following such merger, consolidation, amalgamation or replacement, the Trust (or such successor trust) will be treated as a grantor trust for United States Federal income tax purposes.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Indenture Event of Default") constitutes a Declaration Event of Default; PROVIDED, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and, therefore, the Indenture.

    If the Property Trustee fails to enforce its rights under the Convertible Debentures after a holder of Preferred Securities has made a written request, such holder of record of Preferred Securities may, to the extent permitted by law, institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

    Upon the occurrence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Convertible Debentures, or, in the event that the Convertible Debentures have been distributed to the holders of the Preferred Securities due to the occurrence of a Special Event, the holders of not less than

25% in principal amount of outstanding Convertible Debentures, will have the right under the Indenture to declare the principal of and interest on the Convertible Debentures to be immediately due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Guarantee--Amendments and Assignment," and as otherwise required by law and the Declaration, the holders of the Preferred Securities have no voting rights.

    Subject to the requirement of the Property Trustee to obtain a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Convertible Debentures, to (i) exercise the remedies available to it under the Indenture as a holder of the Convertible Debentures, (ii) waive any past Indenture Event of Default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal amount of all the Convertible Debentures shall be due and payable, or (iv) consent to any amendment, modification, or termination of the Indenture or the Convertible Debentures where such consent shall be required; PROVIDED, HOWEVER, that where a consent or action under the Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Convertible Debentures affected thereby, only the holders of the percentage of the aggregate stated liquidation amount of the Preferred Securities which is at least equal to the percentage required under the Indenture may direct the Property Trustee to give such consent or take such action. If the Property Trustee fails to enforce its rights under the Convertible Debentures after a holder of record of Preferred Securities has made a written request, such holder of record of Preferred Securities may, to the extent permitted by law, institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Convertible Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. The Property Trustee is under no obligation to take any of the actions described in clause (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that as a result of such action, the Trust will not fail to be classified as a grantor trust for United States Federal income tax purposes and each holder will be treated as owning an undivided beneficial interest in the Convertible Debentures.

    In the event the consent of the Property Trustee, as the holder of the Convertible Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; PROVIDED, HOWEVER, that where a consent under the Indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the Convertible

Debentures, the Property Trustee may only give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States Federal income tax the Trust will not be classified as other than a grantor trust.

    A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of the Preferred Securities may be given at a separate meeting of holders of the Preferred Securities convened for such purpose, at a meeting of all of the holders of the Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information:
(i) the date of such meeting or the date by which such action is to be taken;
(ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Convertible Debentures in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

    The procedures by which holders of Preferred Securities represented by the Global Certificates may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Holders of the Preferred Securities have no rights to appoint or remove the Regular Trustees, who may be appointed, removed or replaced solely by the Company as the holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Property Trustee, the Delaware Trustee and the Company), PROVIDED, that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; PROVIDED, FURTHER, that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States Federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed an "investment company" required to be registered under the 1940 Act.

REGISTRATION RIGHTS

    In connection with the Original Offering, the Company and the Trust entered into a registration rights agreement (the "Registration Rights Agreement") with the Initial Purchasers (as defined herein) pursuant to which the Company and the Trust agreed, at the Company's expense, for the benefit of the holders of the Preferred Securities, the Guarantee, the Convertible Debentures and the shares of Company Common Stock issuable upon conversion of the Convertible Debentures (together, the "Registrable Securities"), (i) to file with the Commission by December 16, 1996 a registration statement (the "Shelf Registration Statement") covering resales of the Registrable Securities, (ii) to use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by March 17, 1997, and (iii) to use their best efforts to keep effective the Shelf Registration Statement until three years after the date it is declared effective or such earlier date as all Registrable Securities shall have been disposed of or on which all Registrable Securities held by persons that are not affiliates of the Company or the Trust may be resold without registration pursuant to Rule 144(k) under the Securities Act (the "Effectiveness Period"). The Company agreed to provide to each holder of Registrable Securities copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to the Shelf Registration Statement is required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, is subject to certain of the civil liability provisions under the Securities Act in connection with such sales and is bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.


    If (i) on or prior to December 16, 1996 a Shelf Registration Statement had not been filed with the Commission, or (ii) on or prior to March 17, 1997 such Shelf Registration Statement had not been declared effective (each, a "Registration Default"), additional interest ("Liquidated Damages") would accrue on the Convertible Debentures and, accordingly, additional distributions would accrue on the Preferred Securities, in each case from and including the day following such Registration Default. Liquidated Damages would be paid quarterly in arrears, with the first quarterly payment due on the first interest or distribution payment date, as applicable, following the date on which such Liquidated Damages begin to accrue, and would accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount or liquidation amount, as applicable, to and including the 90th day following such Registration Default and one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that the Shelf Registration Statement ceases to be effective during the Effectiveness Period for more than 60 days, whether or not consecutive, during any 12-month period, then Liquidated Damages will accrue at a rate per annum equal to an additional one-half of one percent (0.50%) of the principal amount or liquidation amount, as applicable, from such 61st day until such time as the Shelf Registration Statement again becomes effective.


    The Company and the Trust have agreed in the Registration Rights Agreement to use their best efforts to cause the Preferred Securities and the Company Common Stock issuable upon conversion of the Convertible Debentures to be listed on the NYSE upon effectiveness of the Shelf Registration Statement.

    The summary herein of certain provisions of the Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interests in the global certificate or certificates issued in connection with sales of Preferred Securities made pursuant to this Prospectus. Except as described in the next paragraph, the Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully registered global Preferred Security certificates (the "Global Certificates") will be issued, representing, in the aggregate, Preferred Securities sold pursuant to this Prospectus, and will be deposited with DTC. In the event of a transfer of securities that were issued in fully registered, certificated form, the holder of such certificates will be required to exchange them for interests in the Global Certificates representing the number of Preferred Securities being transferred.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Participants, which receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is recorded on the Participants' and Indirect Participants' records. Beneficial Owners do not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants remain responsible for keeping account of their holdings on behalf of their customers.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented thereby for all purposes under the Declaration. No beneficial owner of an interest in a Global Certificate is able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Preferred Securities (including the presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global

Certificates are credited and only with respect to such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Preferred Securities, DTC will exchange the Global Certificates for Certificated Securities, which it will distribute to its Participants.

    Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices in respect of Preferred Securities held in book-entry form will be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will determine the amount of interest to be redeemed in accordance with its procedures.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants' accounts to which the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distributions on the Preferred Securities held in book-entry form are made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners are governed by standing instructions and customary practices and are the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

    Except as provided herein, a Beneficial Owner of an interest in a Global Certificate is not entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Trust nor the Issuer Trustees have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Security certificates will be required to be printed and delivered. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Preferred Securities will be printed and delivered. In each of the above circumstances, the Company will appoint a paying agent with respect to the Preferred Securities.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a Global Certificate.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities represented by the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto at such address as shall appear on the register of the Property Trustee. The Paying Agent is The Bank of New York. The Paying Agent is permitted to resign as Paying Agent upon 30 days' written notice to the Issuer Trustees. In the event that The Bank of New York shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or company).

REGISTRAR, TRANSFER AGENT, PAYING AGENT AND CONVERSION AGENT

    The Property Trustee acts as Registrar, Transfer Agent, Paying Agent and Conversion Agent for the Preferred Securities.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) of any tax or other government charges which may be imposed in relation to it.

    The Trust is not required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Company and certain of its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Property Trustee in the ordinary course of their businesses. The Property Trustee has undertaken, prior to the occurrence of a default with respect to the Trust Securities, to perform only such duties as are specifically set forth in the Declaration and, after default, to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

GOVERNING LAW

    The Declaration and the Preferred Securities are governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized as other than a grantor trust for United States Federal income tax purposes so that the Convertible Debentures are treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration that the Regular Trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

    Holders of the Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

    SET FORTH BELOW IS A SUMMARY OF INFORMATION CONCERNING THE GUARANTEE THAT WAS EXECUTED AND DELIVERED BY THE COMPANY FOR THE BENEFIT OF THE HOLDERS FROM TIME TO TIME OF PREFERRED SECURITIES. THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GUARANTEE, WHICH INCORPORATES BY REFERENCE THE TERMS OF THE TRUST INDENTURE ACT AND WILL BE QUALIFIED UNDER THE TRUST INDENTURE ACT. THE BANK OF NEW YORK, AS GUARANTEE TRUSTEE, HOLDS THE GUARANTEE FOR THE BENEFIT OF THE HOLDERS OF THE PREFERRED SECURITIES.

GENERAL

    Pursuant to and to the extent set forth in the Guarantee, the Company has irrevocably and unconditionally agreed to pay in full to the holders of the Preferred Securities (except to the extent paid by the Trust), as and when due, regardless of any defense, right of setoff or counterclaim which the Trust may have or assert, the following payments (the "Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities to the extent the Trust has funds available therefor, (ii) the Redemption Price with respect to any Preferred Securities called for redemption by the Trust to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Convertible Debentures to the holders of Preferred Securities or the redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities upon the liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the obligations of the Company under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Convertible Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, a holder of the Preferred Securities would be required to rely on the enforcement (1) by the Property Trustee of its rights, as registered holder of the Convertible Debentures, against the Company pursuant to the terms of the Convertible Debentures or (2) by such holder of Preferred Securities of its right against the Company to enforce payments on the Convertible Debentures. See "Description of the Convertible Debentures." The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee and the Indenture.

    The Guarantee is a guarantee with respect to the Preferred Securities from the time of issuance of such Preferred Securities but does not apply to any payment of distributions or the Redemption Price, or to such payments upon the dissolution, winding-up or termination of the Trust, except to the extent the Trust has funds available therefor. If the Company does not make interest payments on the Convertible Debentures, the Trust will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of the Convertible Debentures." The Guarantee, when taken together with the Company's obligations under the Convertible Debentures, the Indenture (which provides that the Company may defer payments of interest on the Convertible Debentures) and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee by the Company of payments due on the Preferred Securities issued by the Trust (subject to the Company's right to defer payments of interest on the Convertible Debentures).

    The Company also separately has agreed to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Declaration Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

    In the Guarantee, the Company has covenanted that, so long as any Preferred Securities remain outstanding, if (i) the Company has exercised its option to defer interest payments on the Convertible Debentures by extending the interest payment period and such extension shall be continuing, (ii) the Company shall be in default with respect to its payment or other obligations under the Guarantee or (iii) there shall have occurred and be continuing any event that, with the giving of notice or the lapse of time or both, would constitute an Indenture Event of Default, then the Company (a) may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire or make a liquidation payment with respect to, any of its capital stock (except for (i) dividends or distributions in shares of Company Common Stock on Company Common Stock, (ii) purchases or acquisitions of shares of Company Common Stock made in connection with employee benefit plans of the Company or its subsidiaries, purchases made from employees or officers pursuant to employment agreements, or purchases made under option agreements (or upon the exercise of options granted thereunder), PROVIDED the plan or agreement was in existence on October 9, 1996, with officers or employees of the Company or its subsidiaries, and PROVIDED FURTHER, that repurchases by the Company made from officers or employees of the Company or its subsidiaries pursuant to employment or option agreements shall be made at a price not to exceed market value on the date of any such repurchase and shall not exceed $5 million in the aggregate for all such employees and officers, (iii) conversions or exchanges of any class of common stock into any other class of common stock or (iv) purchases of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of any of the Company's securities being converted or exchanged), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank junior to or PARI PASSU with the Convertible Debentures (except by conversion into or exchange for shares of Company Common Stock), and (c) shall not make any guarantee payments with respect to the foregoing (other than such payments made pursuant to the Guarantee).

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities is as set forth under "Description of the Preferred Securities--Voting Rights." All guarantees and agreements contained in the Guarantee bind the successors, assigns, receivers, trustees and representatives of the Company and inure to the benefit of the holders of the outstanding Preferred Securities. Except in connection with any permitted merger or consolidation of the Company with or into another entity or any permitted sale, transfer or lease of the Company's assets to another entity as described under "Description of the Convertible Debentures--Consolidation, Merger and Sale of Assets," the Company may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the outstanding Preferred Securities.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate as to each holder of Preferred Securities (i) upon full payment of the Redemption Price of all Preferred Securities, (ii) upon distribution of the Convertible Debentures held by the Trust to the holders of the Preferred Securities, (iii) upon liquidation of the Trust or (iv) upon the distribution of Company Common Stock to such holder in respect of the conversion of such holder's Preferred Securities into Company Common Stock, and will terminate completely upon full payment of the amounts payable in accordance with the Declaration. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sum paid under such Preferred Securities or such Guarantee.

STATUS OF THE GUARANTEE

    The Guarantee constitutes an unsecured obligation of the Company and ranks
(i) senior to the Company Common Stock, (ii) PARI PASSU with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company with respect to any preferred or preference stock of the Company or its affiliates, and (iii) subordinate and junior to all other liabilities of the Company except any liabilities that may be PARI PASSU by their terms.

    The Company's subsidiaries do not guarantee the payment of principal and interest on the Convertible Debentures and, accordingly, claims of holders of the Preferred Securities effectively are subordinate to the claims of creditors and policyholders of the Company's subsidiaries. In addition, the Convertible Debentures are subordinate to and junior in right of payment to Senior Debt (as defined herein). See "Description of the Convertible Debentures."

    The Guarantee constitutes a guarantee of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against the Company to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee has undertaken, prior to the occurrence of a default with respect to the Guarantee, to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

    The Guarantee is governed by, and construed in accordance with, the laws of the State of New York.

                   DESCRIPTION OF THE CONVERTIBLE DEBENTURES

    SET FORTH BELOW IS A DESCRIPTION OF THE SPECIFIC TERMS OF THE CONVERTIBLE DEBENTURES IN WHICH THE TRUST INVESTED THE PROCEEDS FROM THE ISSUANCE AND SALE OF THE TRUST SECURITIES. THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE INDENTURE (THE "INDENTURE") BETWEEN THE COMPANY AND THE BANK OF NEW YORK, AS TRUSTEE (THE "INDENTURE TRUSTEE"), A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART. THE INDENTURE WILL BE QUALIFIED UNDER THE TRUST INDENTURE ACT.

    Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Convertible Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities--Special Event Distribution or Redemption."

    If the Convertible Debentures are distributed to the holders of Preferred Securities, the Company will use its best efforts to have the Convertible Debentures listed on the NYSE or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

    The Convertible Debentures will be issued as unsecured debt under the Indenture. The Convertible Debentures are limited to an aggregate principal amount of $177,835,100, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the Common Securities.

    The Convertible Debentures are not subject to a sinking fund provision. The entire principal amount of the Convertible Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Compounded Interest (as defined herein) and Additional Interest, if any, on October 16, 2026.

    The Convertible Debentures, if distributed to holders of Preferred Securities in liquidation of such holders' interest in the Trust, will initially be issued in the same form as the Preferred Securities that such Convertible Debentures replace. Any Global Certificate will be replaced with one or more Global Securities (as defined under "--Book-Entry and Settlement"). Under certain limited circumstances, Convertible Debentures may be issued in certificated form in exchange for a Global Security. In the event that Convertible Debentures are issued in certificated form, such Convertible Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments on Convertible Debentures issued as a Global Security will be made to DTC, a successor depository or, in the event that no depository is used, to a Paying Agent for the Convertible Debentures. In the event Convertible Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Convertible Debentures will be registrable and Convertible Debentures will be exchangeable for Convertible Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in New York City; PROVIDED, that unless the Convertible Debentures are held by the Trust or any successor permissible under "Description of the Preferred Securities--Merger, Consolidation or Amalgamation of the Trust," payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

    There are no covenants or provisions in the Indenture that afford holders of Convertible Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

INTEREST

    Each Convertible Debenture bears interest at the rate of 6 1/4% per annum from October 16, 1996 (the original date of issuance), payable quarterly in arrears on January 15, April 15, July 15 and October 15 (each, an "Interest Payment Date"), commencing January 15, 1997, to the person in whose name such Convertible Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. If any Preferred Securities are held in certificated form, the record date for each Interest Payment Date shall be 15 days prior to such Interest Payment Date.

    The amount of interest payable for any period is computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period is computed on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the Convertible Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company has the right at any time during the term of the Convertible Debentures to defer interest payments from time to time by extending the interest payment period for successive periods not exceeding 20 consecutive quarters for each such period; except that no Extension Period may extend beyond the maturity date of the Convertible Debentures. At the end of each Extension Period, the Company shall pay all interest then accrued and unpaid (including Additional Interest and Liquidated Damages) together with interest thereon compounded quarterly at the rate specified for the Convertible Debentures to the extent permitted by applicable law ("Compounded Interest"); PROVIDED, that during any Extension Period, the Company (a) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (except for (i) dividends or distributions in shares of Company Common Stock on Company Common Stock, (ii) purchases or acquisitions of shares of Company Common Stock made in connection with any employee benefit plan of the Company or its subsidiaries, purchases made from employees or officers pursuant to employment agreements, or purchases made under option agreements (or upon the exercise of options granted thereunder), PROVIDED the plan or agreement was in existence on October 9, 1996, and PROVIDED, FURTHER, that repurchases by the Company made from officers or employees of the Company or its subsidiaries pursuant to employment agreements shall be made at a price not to exceed the market value on the date of any such repurchase and shall not exceed $5 million in the aggregate for all such employees and officers, (iii) conversions or exchanges of any shares of any class of common stock into any other class of common stock, and
(iv) purchases of fractional interests of shares of the Company's capital stock pursuant to the conversion or exchange provisions of any of the Company's securities being converted or exchanged), (b) shall not make any payment of interest, principal or premium, if any, on or repay repurchase or redeem, any debt securities issued by the Company that rank PARI PASSU with or junior to the Convertible Debentures (except by conversion into or exchange for shares of Company Common Stock), and (c) shall not make any guarantee payments with respect to the foregoing. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures. If the Property Trustee is the sole holder of the Convertible Debentures, the Company shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date the distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice to the NYSE (or any applicable self-regulatory organization) or to holders of the Preferred Securities on the record date or the date such distribution is payable, but in any event not less than ten Business Days prior to such record date. The Company shall cause the Trust to give notice of the selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee is not the sole holder of the Convertible Debentures, the Company shall give the holders of the Convertible Debentures notice of its selection of such Extension Period at least ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date the Company is required to give notice to the NYSE (or any applicable self-regulatory organization) or to holders of the Convertible Debentures on the record or payment date of such related interest payment, but in any event not less than two Business Days prior to such record date.

ADDITIONAL INTEREST

    If the Trust would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") such amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or governmental charges been imposed.

CONVERSION OF THE CONVERTIBLE DEBENTURES

    The Convertible Debentures are convertible into Company Common Stock at the option of the holders of the Convertible Debentures at any time prior to the close of business on the Business Day immediately preceding the date of repayment of such Convertible Debentures, whether at maturity or upon redemption at an initial conversion rate of 1.0663 shares of Company Common Stock for every $50 principal amount of Convertible Debentures, subject to the conversion price adjustments described under "Description of the Preferred Securities--Conversion Rights." The Trust has covenanted not to convert Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of a Preferred Security to the Conversion Agent for conversion, the Trust will distribute $50 principal amount of the Convertible Debentures to the Conversion Agent on behalf of the holder of the Preferred Securities so converted, whereupon the Conversion Agent will convert such Convertible Debentures to Company Common Stock on behalf of such holder. The Company's delivery to the holders of the Convertible Debentures (through the Conversion Agent) of the fixed number of shares of Company Common Stock into which the Convertible Debentures are convertible (together with the cash payment if any in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Convertible Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; PROVIDED, HOWEVER, that if any Convertible Debenture is converted after a record date for payment of interest, the interest payable on the related interest payment date with respect to such Convertible Debenture shall be paid to the Trust (which will distribute such interest to the holder of the Preferred Securities on the record date) or other holder of Convertible Debentures as of the record date, as the case may be, despite such conversion.

OPTIONAL REDEMPTION

    The Company has the right, at its option, to redeem the Convertible Debentures, in whole or in part, at any time or from time to time upon not less than 30 nor more than 60 days' notice, in cash at the applicable Redemption Price set forth below, (i) on or after October 16, 1999, PROVIDED the closing sale price of the Company Common Stock as reported on the NYSE is at least 150% of the per share conversion price (equivalent to a closing sale price of $70.34 per share) for a minimum of 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption and (ii) on or after October 16, 2000. The applicable Redemption Price is as follows (such redemption price being expressed as a percentage of the principal amount of the Convertible Debentures, as applicable during the twelve-month period beginning October 16 of the indicated year):

                                                                           OPTIONAL REDEMPTION
YEAR                                                                              PRICE
-------------------------------------------------------------------------  -------------------
1999.....................................................................          104.375%
2000.....................................................................          103.750
2001.....................................................................          103.125
2002.....................................................................          102.500
2003.....................................................................          101.875
2004.....................................................................          101.250
2005.....................................................................          100.625
2006 and thereafter......................................................          100.000

plus, in each case, accrued and unpaid interest, including Additional Interest and Liquidated Damages, if any, to the date fixed for redemption; PROVIDED, HOWEVER, that in the event the Convertible Debentures are redeemed upon the occurrence of a Redemption Tax Event, the Redemption Price shall be 100% of the principal amount of the Convertible Debentures, together with accrued and unpaid interest thereon through the date of redemption. See "Description of the Preferred Securities--Special Event Distribution or Redemption."

    If a partial redemption of the Preferred Securities resulting from a partial redemption of the Convertible Debentures would result in the delisting of the Preferred Securities, the Company may only redeem the Convertible Debentures in whole.

PROPOSED TAX LEGISLATION

    On March 19, 1996, as a part of President Clinton's fiscal 1997 Budget Proposal, the Treasury Department proposed the Proposed Legislation that, among other things, would treat as equity for United States Federal income tax purposes instruments with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). If the principles contained in the Joint Statement and the Democrat Letters are followed and the Proposed Legislation is enacted, such legislation will not apply to the Convertible Debentures since they will be issued prior to the date of any "appropriate Congressional action." There can be no assurance, however, that any proposed legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Convertible Debentures. If legislation is enacted that adversely affects the tax treatment of the Convertible Debentures, such legislation could result in the distribution of the Convertible Debentures to holders of the Preferred Securities or, in certain limited circumstances involving a Redemption Tax Event, the redemption of such securities by the Company and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities-- Spceial Event Distribution or Redemption."

SUBORDINATION

    The Indenture provides that the Convertible Debentures are subordinate and junior in right of payment to all existing and future Senior Debt of the Company. No payment of principal (including redemption payments, if any), premium, if any, or interest on, the Convertible Debentures may be made if (i) any Senior Debt of the Company is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived, or ceased to exist or (ii) the maturity of any Senior Debt of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium (if any) and interest due or to become due on all Senior Debt of the Company must be paid in full before the holders of the Convertible Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Debt of the Company then outstanding, the rights of the holders of the Preferred Securities will be subrogated to the rights of the holders of Senior Debt of the Company to receive payments or distributions applicable to Senior Debt until all amounts owning on the Convertible Debentures are paid in full.

    The term "Senior Debt" means, with respect to the Company: (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i)through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and
(vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or PARI PASSU with the Convertible Debentures and (2) any indebtedness between or among such obligor or its affiliates, trust, or trustee of such trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company (a "Financing Entity") in connection with the issuance by such Financing Entity of preferred securities or other securities that rank PARI PASSU with, or junior to, the Preferred Securities. Such Senior Debt shall continue to be Senior Debt and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Debt.

    The Indenture does not limit the aggregate amount of Senior Debt that may be issued by the Company.

    The Company's subsidiaries do not guarantee the payment of principal or interest on the Convertible Debentures and, accordingly, claims of holders of the Preferred Securities effectively are subordinate to the claims of creditors and policyholders of the Company's subsidiaries.

CERTAIN COVENANTS

    In the Indenture, the Company has covenanted (i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust, PROVIDED, HOWEVER, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership, and (ii) to use its reasonable efforts to cause the Trust (x) to remain a statutory business trust, except in connection with the distribution of Convertible Debentures to the holders of Trust Securities in liquidation of the Trust upon the occurrence of a Special Event, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (y) to otherwise continue to be classified as a grantor trust for United States Federal income tax purposes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Indenture provides that the Company will not consolidate with or merge into any other entity or convey, transfer or lease its assets substantially as an entirety unless (a) if the Company is not the survivor, the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal, premium (if any) and interest on all Convertible Debentures issued thereunder and the performance of every other covenant of the Indenture on the part of the Company, and (b) immediately thereafter no event of default under the Indenture and no event which, after notice or lapse of time, or both, would become an event of default under the Indenture, shall have happened and be continuing. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for the Company under the Indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Convertible Debentures.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of the Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Convertible Debentures will be issued in the same form as the Preferred Securities which such Convertible Debentures replace. Any Global Certificate will be replaced by one or more global certificates (each a "Global Security") registered in the name of the depository or its nominee. Except under the limited circumstances described below, the Convertible Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Convertible Debentures in definitive form. The Global Securities will not be transferable except by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or to a successor depositor or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

    Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Convertible Debentures in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Convertible Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depository or its nominee or to a successor depository or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of DTC or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITORY

    If Convertible Debentures are distributed to holders of Perferred Securities in liquidation of such holders' interests in the Trust and Global Security is issued, DTC will act as securities depository for the Convertible Debentures represented by such Global Security. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depository in the event DTC or such successor depository is unable or unwilling to continue as a depository for the Global Securities.

    None of the Company, the Trust, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Convertible Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITORY'S SERVICES

    A Global Security is exchangeable for Convertible Debentures registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security and no successor depository shall have been appointed, (ii) the Depository, at any time, ceases to be a clearing agency registered to act as such depository and no successor depository shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable, or (iv) there shall have occurred an Indenture Event of Default with respect to such Convertible Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Convertible Debentures registered in such names as the Depository shall direct. It is expected that such instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in such Global Security.

INDENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to the Convertible Debentures: (i) failure for 30 days to pay interest on the Convertible Debentures, including any Additional Interest, Compounded Interest and Liquidated Damages in respect thereof, when due, PROVIDED that a valid extension of an interest payment period will not constitute a default in the payment of interest (including any Additional Interest, Compounded Interest or Liquidated Damages) for this purpose; (ii) failure to pay principal of or premium, if any, on the Convertible Debentures when due whether at maturity, upon redemption, by declaration or otherwise;
(iii) failure by the Company to deliver shares of Company

Common Stock upon an election by a holder of Preferred Securities to convert such Preferred Securities; (iv) failure to observe or perform any other covenant contained in the Indenture for 90 days after notice to the Company by the Trustee or by the holders of not less than 25% in aggregate outstanding principal amount of the Convertible Debentures; (v) the dissolution, winding up or termination of the Trust, except in connection with the distribution of Convertible Debentures to the holders of Preferred Securities in liquidation of the Trust upon the occurrence of a Special Event or in connection with certain mergers, consolidations or amalgamations permitted by the Declaration; or (vi) certain events in bankruptcy, insolvency or reorganization of the Company.

    The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Convertible Debentures may declare the principal of and interest on the Convertible Debentures due and payable immediately on the occurrence of an Indenture Event of Default; PROVIDED, HOWEVER, that, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Convertible Debentures may, under certain circumstances, rescind and annul such acceleration if all Indenture Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture.

    Notwithstanding the foregoing, if an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable, the Company acknowledges that, in such event, a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all outstanding Preferred Securities. Notwithstanding any payment made to such holder of Convertible Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Convertible Debentures held by the Trust or the Property Trustee and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

    The holders of not less than a majority in principal amount of the outstanding Convertible Debentures may, on behalf of the holders of all the Convertible Debentures, waive any past defaults except (i) a default in payment of the principal, premium (if any) or interest on any Convertible Debentures and
(ii) a default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of the holder of each Convertible Debenture; PROVIDED, HOWEVER, that if the Convertible Debentures are held by the Trust or a trustee of the Trust, such waiver shall not be effective until the holders of a majority in liquidation amount of Trust Securities shall have consented to such waiver; PROVIDED, FURTHER, that if the consent of the holders of each outstanding Convertible Debenture is required, such waiver shall not be effective until each holder of the Trust Securities shall have consented to such waiver.

    A default under any other indebtedness of the Company would not constitute an Indenture Event of Default under the Convertible Debentures.

    Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee in case an Indenture Event of Default shall occur and be continuing, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Convertible Debentures, unless such holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Indenture Trustee, the holders of a majority in aggregate principal amount of the Convertible Debentures then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee.

    No holder of any Convertible Debenture has any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless
(i) such holder shall have previously given to the Indenture Trustee written notice of a continuing Indenture Event of Default, (ii) if the Trust is not the sole holder of Convertible Debentures, the holders of at least 25% in aggregate principal amount of the Convertible Debentures then outstanding shall also have made written request, (iii) such holder has offered reasonable indemnity to the Indenture Trustee to institute such proceeding as Indenture Trustee, (iv) the Indenture Trustee shall have failed to institute such proceeding within 60 days of such notice, and (v) the Indenture Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Convertible Debentures a direction inconsistent with such request. However, such limitations do not apply to a suit instituted by a holder of a Convertible Debenture for enforcement of payment of principal, premium (if any) or interest on such Convertible Debenture on or after the respective due dates expressed in such Convertible Debenture.

    The Company is required to file annually with the Indenture Trustee and the Property Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture.

MODIFICATIONS AND AMENDMENTS OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Convertible Debentures, to modify the Indenture or the rights of the holders of Convertible Debentures by entering into one or more supplemental indentures; PROVIDED, HOWEVER, that no such supplemental indenture may, without the consent of the holder of each outstanding Convertible Debenture affected thereby, (i) extend the stated maturity of the Convertible Debentures or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or adversely affect the right to convert Convertible Debentures or (ii) reduce the percentage in aggregate principal amount of outstanding Convertible Debentures, the consent of whose holders is required for any such supplemental indenture. Furthermore, any such supplemental indenture will require, if the Convertible Debentures are held by the Trust, the consent of the holders of a majority in liquidation amount of Trust Securities or, if the consent of the holders of each outstanding Convertible Debenture is required, the consent of each holder of Trust Securities.

    In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Convertible Debentures, any supplemental indenture to cure any ambiguities, comply with the Trust Indenture Act and for certain other customary purposes.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee has undertaken, prior to default, to perform only such duties as are specifically set forth in the Indenture and, after default, to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Convertible Debentures unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

GOVERNING LAW

    The Indenture and the Convertible Debentures are governed by, and construed in accordance with, the laws of the State of New York.

                  EFFECT OF OBLIGATIONS UNDER THE CONVERTIBLE
                          DEBENTURES AND THE GUARANTEE
    As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, to invest the proceeds from such issuance and sale in the Convertible Debentures and to engage in only those activities necessary or incidental thereto.
    As long as payments of interest and other payments are made when due on the Convertible Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Convertible Debentures is equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Convertible Debentures match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) pursuant to the Indenture, the Company is required to pay, and the Trust is not obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust other than with respect to the Trust Securities; and (iv) the Declaration further provides that the Issuer Trustees will not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

    Payments of distributions (to the extent the Trust has funds available therefor) and other payments due on the Preferred Securities (to the extent the Trust has funds available therefor) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If the Company does not make interest payments on the Convertible Debentures purchased by the Trust, the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee with respect to the Preferred Securities from the time of its issuance but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

    The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Convertible Debentures held by the Trust as its sole asset. The Guarantee, when taken together with the Company's obligations under the Convertible Debentures and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts due on the Preferred Securities (subject to the right of the Company to defer payments of interest on the Convertible Debentures which could result in a concomitant deferral of payments on the Preferred Securities).

    In the event the Company fails to make interest or other payments on the Convertible Debentures when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" and "Description of the Preferred Securities--Voting Rights," may direct the Property Trustee to enforce its rights under the Convertible Debentures. If the Property Trustee fails to enforce its rights under the Convertible Debentures, any holder of Preferred Securities may, to the extent permitted by law, directly institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise available (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

                          DESCRIPTION OF CAPITAL STOCK


    The Company's authorized capital stock consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share.


COMPANY COMMON STOCK

    Holders of the Company Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally, including the election of directors. Subject to the rights of holders of preferred stock, the holders of the Company Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of the Company Common Stock are entitled to share ratably in all assets remaining after payment of liabilities of the Company, subject to the rights of holders of preferred stock. The holders of the Company Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company.

PREFERRED STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the Board of Directors of the Company (without stockholder approval) to, among other things, issue shares of preferred stock from time to time in one or more series, each series to have such designations, preferences, relative, participating, optional and other special rights, and qualifications, limitations or restrictions (which may differ with respect to each series), as the Board of Directors may fix by resolution.

LIMITATION ON DIRECTORS' LIABILITY

    The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company's stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as amended from time to time, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. The provisions will not limit the liability of directors under the federal securities laws.

CERTAIN REGISTRATION RIGHTS

    The Company has agreed to file a registration statement under the Securities Act no later than June 1, 1997 with respect to, and to take all requisite action to permit the public sale of, the 238,087 shares of Company Common Stock issued in connection with the Company's acquisition of Regency Insurance Company and Emrol Installment Premium Discount, Inc., and has agreed to keep the related registration statement effective until the earlier of January 15, 1998 or such time as such shares may be sold pursuant to Rule 144 under the Securities Act.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special United States tax counsel to the Company and the Trust ("Special Tax Counsel"), the following is a summary of certain of the material United States Federal income tax consequences of the purchase, ownership, disposition and conversion of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by U.S. Holders. As used herein, a "U.S. Holder" means a person that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust as defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Code, Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE CONVERTIBLE DEBENTURES

    In connection with the issuance of the Convertible Debentures, Special Tax Counsel rendered its opinion generally to the effect that under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Convertible Debentures will be classified as indebtedness of the Company for United States Federal income tax purposes.

CLASSIFICATION OF THE TRUST

    In connection with the issuance of the Preferred Securities, Special Tax Counsel rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United Stated Federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States Federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Convertible Debentures held by the Trust, and each holder will be required to include in its gross income interest with respect to its allocable share of those Convertible Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under recently issued Treasury regulations applicable to all debt instruments that, like the Convertible Debentures, were issued on or after August 13, 1996, "remote" contingencies that stated interest will not be timely paid are ignored in determining whether a debt instrument is issued with OID. OID must be included in income by all holders as it accrues economically on a daily basis, without regard to when it is paid in cash or whether a particular holder generally uses the cash method of accounting. The Company believes that the likelihood of its exercising its option to defer payments of interest is "remote" because exercising that option would prevent the Company from declaring dividends on its capital stock, and the Company has paid regular quarterly cash dividends on Company Common Stock since 1992. Accordingly, the Company has taken the position, based on the advice of Special Tax Counsel, that the Convertible Debentures will not be considered debt instruments issued with OID unless and until the Company exercises its right to defer interest payment on the Convertible Debentures. Therefore, except as set forth below, stated interest on the Convertible Debentures generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such Holder's method of accounting (e.g., cash or accrual) instead of under the daily economic accrual rules for OID instruments.

    Under the new Treasury regulations, however, if the Company exercises its right to defer payments of interest, the Convertible Debentures will become OID instruments, and all holders of the Preferred Securities will be required to accrue interest on a daily basis during the Extension Period even though the Company will not pay the interest in cash until the end of the Extension Period, and even if some holders generally use the cash method of accounting. A holder who disposes of or converts its Preferred Securities during an Extension Period may suffer a loss because the market value of the Preferred Securities will likely fall if the Company exercises it option to defer payments of interest on the Convertible Debentures. Furthermore, the market value of the Preferred Securities may not reflect the accumulated distributions that will be paid at the end of the Extension Period, and a holder who sells or converts its Preferred Securities during the Extension Period will not receive from the Company any cash or additional shares of Company Common Stock related to the interest income the holder accrued and included in its taxable income under the OID rules.

    If the Convertible Debentures become OID instruments (i.e., if the Company ever exercises its right to defer payments of interest), the Convertible Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all holders would be required to continue accruing interest on the Convertible Debentures on a daily basis, regardless of their method of accounting. Under the OID rules, a holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Convertible Debentures, and actual cash payments of interest on the Convertible Debentures would not be reported separately as taxable income.

    The new Treasury regulations have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to Special Tax Counsel's interpretation herein.

    Corporate holders of the Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

    To the extent a holder acquires its Preferred Securities at a price that is greater or less than the adjusted issue price of such holder's share of the Convertible Debentures (which generally should approximate par plus accrued but unpaid interest), the holder may be deemed to have acquired its interest in the Convertible Debentures with acquisition premium or with market discount, as the case may be. A holder who purchases Preferred Securities at a premium will be permitted to reduce the amount of interest income required to be included in income to reflect the acquisition premium. A holder who purchases Preferred Securities at a market discount will also include the amount of such discount in income in accordance with the market discount rules described below.

    A holder that acquires its undivided beneficial interest in the Convertible Debentures at a market discount generally will be required to recognize ordinary income to the extent of accrued market discount on the Convertible Debentures upon the retirement of the underlying Convertible Debentures or, the extent of any gain, upon the disposition of the Preferred Securities. Such market discount would accrue ratably, or, at the election of the holder, under a constant yield method over the remaining term of the Convertible Debentures. A holder will also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry Preferred Securities that represent Convertible Debentures acquired with market discount. In lieu of the foregoing, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply.

    A holder may elect, in lieu of applying the market discount or premium rules described above, to account for all income under the Convertible Debentures as if it were OID. A holder that makes this election and that is considered to have acquired its undivided beneficial interest in the Convertible Debentures with market discount will be considered to have made the election described in the immediately preceding paragraph.

RECEIPT OF CONVERTIBLE DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    Under certain circumstances, as described under the caption "Description of the Preferred Securities--Special Event Distribution or Redemption," Convertible Debentures may be distributed to holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution to holders, for United States Federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Convertible Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Convertible Debentures so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder. Upon the occurrence of a Redemption Tax Event pursuant to which the Company elects to redeem the Convertible Debentures for cash and, as a result, the Preferred Securities are redeemed by the Trust for cash, such redemption would be a taxable event to the holders of the Preferred Securities.

    Under certain circumstances described herein (see "Description of the Preferred Securities"), the Convertible Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States Federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "--Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities and the holder's adjusted tax basis in such Preferred Securities. Assuming the Company does not defer interest on the Convertible Debentures, a holder's adjusted tax basis in its Preferred Securities will equal its initial purchase price (plus the amount of accrued market discount, if any, if the holder has made an election to accrue market discount in income currently). Subject to the market discount rules mentioned above, such gain or loss generally will be a capital gain or loss (except to the extent of any accrued interest with respect to such holder's pro rata share of the Convertible Debentures not previously included in income) and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year at the time of sale.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. If the Company exercises its right to defer payment of interest, a holder who disposes of or converts its Preferred Securities will be required to include in income as ordinary income accrued but unpaid interest on the Convertible Debentures through the date of disposition or conversion and to add such amount to its adjusted tax basis in its PRO RATA share of the underlying Convertible Debentures deemed disposed of or converted. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes.

PROPOSED TAX LEGISLATION

    On March 19, 1996, as part of President Clinton's fiscal 1997 Budget Proposal, the Treasury Department proposed the Proposed Legislation that, among other things, would treat as equity for United States Federal income tax purposes instruments with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. On March 29,1996, Senate Finance

Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). If the principles contained in the Joint Statement and the Democrat Letters are followed and the Proposed Legislation is enacted, such legislation will not apply to the Convertible Debentures since they were issued prior to the date of any "appropriate Congressional action." There can be no assurance, however, that any proposed legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Convertible Debentures. If legislation is enacted that adversely affects the tax treatment of the Convertible Debentures, such legislation could result in the distribution of the Convertible Debentures to holders of the Preferred Securities or, in certain limited circumstances involving a Tax Redemption Event, the redemption of such securities by the Company and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Distribution or Redemption."

CONVERSION OF PREFERRED SECURITIES INTO COMPANY COMMON STOCK

    A holder generally will not recognize income, gain or loss upon the conversion, through the Conversion Agent, of its Preferred Securities into Company Common Stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Company Common Stock equal to the amount of cash received less the holder's tax basis in such fractional share. A holder's tax basis in the Company Common Stock received upon conversion should generally be equal to the holder's tax basis in the Preferred Securities delivered to the Conversion Agent for conversion less the basis allocated to any fractional share for which cash is received. A holder's holding period in the Company Common Stock received upon conversion of its Preferred Securities should generally begin on the date the holder acquired the Preferred Securities delivered to the Conversion Agent for conversion.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations promulgated under Section 305 of the Code would treat holders of Preferred Securities as having received a constructive distribution from the Company in the event the conversion ratio of the Convertible Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Company Common Stock into or for which the Convertible Debentures are convertible) of the holders of the Preferred Securities in the assets or earnings and profits of the Company were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Company Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of the Company. Holders of the Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

    Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States Federal income tax, provided the required information is provided on a timely basis to the Internal Revenue Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                SELLING HOLDERS

    The Preferred Securities were originally issued by the Trust and sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Oppenheimer & Co., Inc., Stephens Inc. and Conning & Company (the "Initial Purchasers"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to certain qualified institutional buyers acting on behalf of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Securities, any Convertible Debentures distributed to them and Company Common Stock issued upon conversion of the Preferred Securities/Convertible Debentures. The term Selling Holder includes the holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors.


    The following table sets forth the names of and number of Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus.



                                                                                          NUMBER OF
                                                                                          PREFERRED
  SELLING HOLDER                                                                          SECURITIES
------------------------------------------------------------------------------------  ------------------
  AIM Balanced Fund.................................................................           50,000
  AIM High Yield Fund...............................................................           60,000
  AllState Life Insurance Company...................................................           40,000
  AllState Insurance Company........................................................           60,000
  Anthracite Mutual Fire Insurance Company..........................................              200
  Associated Electric and Gas Insurance Services Ltd................................            2,500
  Associated Physicians Insurance Company...........................................              200
  Bancroft Convertible Fund, Inc....................................................           12,500
  Bank of America Convertible Securities Fund.......................................            5,000
  Bank of America Employee Benefit Convertible Fund.................................            5,000
  Bank of America Equity Income Fund................................................           50,000
  BCS Life Insurance Company........................................................            4,400
  Bond Fund Series - Oppenheimer Bond Fund for Growth...............................           65,000
  Central States Health & Life of Omaha.............................................            3,800
  Champion International Corporation Master Retirement Trust........................            7,600
  Christian Science Trustees for Gifts and Endowments...............................            2,000
  Chrysler Insurance Company........................................................           23,600
  Concord Life Insurance Company....................................................            2,500
  Condor Insurance Company..........................................................            2,000

                                                                                          NUMBER OF
                                                                                          PREFERRED
  SELLING HOLDER                                                                          SECURITIES
------------------------------------------------------------------------------------  ------------------
  Declaration of Trust for the Defined Benefit Plan of ICI American Holdings Inc....            9,000
  Declaration of Trust for the Defined Benefit Plan of Leneca Holdings, Inc.........            5,000
  Delaware State Employees' Retirement Fund.........................................           27,000
  Delta Air Lines Master Trust......................................................           18,900
  Dow Chemical Company Employees' Retirement Plan...................................           10,600
  Ellsworth Convertible Growth and Income Fund, Inc.................................           12,500
  First Church of Christ, Scientist - Endowment.....................................            3,000
  General Motors Employees Domestic Group Trust.....................................           96,000
  Genesee County Employees' Retirement System.......................................            2,100
  Guaranty Income Life Insurance Company............................................            5,700
  Guarantee Trust Life Insurance Company............................................           12,200
  Hillside Capital Incorporated Corporate Account...................................            2,000
  Holy Family Society...............................................................              600
  ISBA Mutual Insurance Company.....................................................            1,100
  KA Management Limited.............................................................           14,478
  KA Trading L.P....................................................................           33,182
  Key Trust Company of Ohio.........................................................           20,000
  Lebanon Mutual Insurance Company..................................................              800
  Lone Star Life Insurance Company..................................................           14,300
  Medico Life Insurance Company.....................................................            6,000
  Medmarc Insurance Company.........................................................            5,700
  Michigan Mutual Insurance Company                                                            40,700
  Midwest Security Life Insurance Company...........................................            2,200
  Midwest Security Insurance Company................................................            2,200
  Millville Mutual Insurance Company................................................            1,300
  Mutual Protective Insurance Company...............................................            7,400
  New York Life Insurance Company...................................................          110,000
  Northwestern Mutual Life Insurance Company........................................          150,000
  Old Guard Mutual Fire Insurance Company...........................................            1,500
  Old Guard Mutual Insurance Company................................................            5,300
  Orrington International Fund Ltd..................................................           10,000
  Orrington Investments Limited Partnership.........................................           10,000
  Pacific Horizon Capital Income Fund...............................................           60,000
  PaineWebber America Fund - PaineWebber Growth and Income Fund.....................           80,000
  PaineWebber Master Series, Inc. - PaineWebber Balanced Fund.......................           15,000
  PaineWebber Series Trust - Balanced Portfolio.....................................            3,000
  PaineWebber Series Trust - Growth and Income Portfolio............................            2,000
  Port Authority of Allegheny County Retirement and Disability Allowance Plan for
    the Employees Represented by Local 85 of the Amalgamated Transit Union..........            9,000

                                                                                          NUMBER OF
                                                                                          PREFERRED
  SELLING HOLDER                                                                          SECURITIES
------------------------------------------------------------------------------------  ------------------
  Potlatch Corporation..............................................................           40,700
  Reliable Life Insurance Company...................................................            4,600
  RJR Nabisco, Inc. Defined Benefit Master Trust....................................            7,300
  Tennessee Consolidated Retirement System..........................................           55,000
  Thermo Electron Balanced Investment Fund..........................................           10,000
  Transguard Insurance Company of America...........................................            5,400
  United National Insurance Company.................................................           29,300
  United Teacher Associates Insurance Company.......................................           21,500
  University of South Florida Foundation, Inc.......................................           40,700
  Van Kampen American Capital Harbor Fund...........................................           45,000
  Westward Life Insurance Company...................................................              800
  Any other holder of Preferred Securities or future transferee from any such
    holder..........................................................................        2,379,940
------------------------------------------------------------------------------------
      Total.........................................................................        3,450,000
                                                                                           ----------
                                                                                           ----------


    None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates. As the Selling Holders, pursuant to this Prospectus, may offer all or some portion of the Preferred Securities, the Convertible Debentures distributed to them or the Company Common Stock issuable upon conversion of the Preferred Securities/Convertible Debentures, no estimate can be given as to the amount of the Preferred Securities, Convertible Debentures or Company Common Stock that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Preferred Securities since the date on which they provided the information regarding their Preferred Securities, in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

    The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, brokers/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/ dealers.

    To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

    Pursuant to the Registration Rights Agreement, all expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company and the Trust, jointly and severally, against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company and the Trust will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                              ERISA CONSIDERATIONS

    Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

    The Department of Labor ("DOL") has issued a regulation (29 C.F.R. Section 2510.3-101) (the "DOL Regulation") concerning the definition of what constitutes the assets of a Plan. The DOL Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an "equity" investment will be deemed for purposes of ERISA to be assets of the investing plan unless certain exceptions apply.

    There can be no assurance that any of the exceptions set forth in the DOL Regulation will apply to the purchase of Preferred Securities offered hereby and, as a result, an investing Plan's assets could be considered to include an undivided interest in the Convertible Debentures and any other assets held in the Trust. In the event that assets of the Trust are considered assets of an Investing Plan, the Company, the Issuer Trustees and other persons, in providing services with respect to the Convertible Debentures, may be considered fiduciaries to such Plan and subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of Section 4975 of the Code with respect to transactions involving such assets unless a statutory or administrative exemption applies.

    The Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain Plans. The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other plan described in Section 4975(e)(1) of the
Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable prohibited transaction exemption. Any Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                 LEGAL MATTERS


    Certain legal matters with respect to the Convertible Debentures, the Guarantee and the Company Common Stock issuable upon conversion of the Convertible Debentures have been passed upon for the Company by Epstein Becker & Green, P.C., special counsel to the Company. Certain legal matters with respect to the Preferred Securities have been passed upon for the Trust by Richards, Layton & Finger, special counsel to the Trust. Certain United States Federal income taxation matters have been passed upon for the Company and the Trust by Skadden, Arps, Slate, Meagher & Flom LLP, special United States tax counsel to the Company and the Trust.


                                    EXPERTS

    The consolidated financial statements and schedules of Frontier Insurance Group, Inc. appearing in Frontier Insurance Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FRONTIER FINANCING TRUST, FRONTIER INSURANCE GROUP, INC. OR ANY OF THEIR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF FRONTIER FINANCING TRUST OR FRONTIER INSURANCE GROUP, INC. SINCE THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS


                                                     PAGE
                                                   ---------
Incorporation of Certain Documents by
  Reference......................................          3
Available Information............................          4
Special Note Regarding Forward-Looking
  Statements.....................................          4
Risk Factors.....................................          5
The Company......................................         11
Frontier Financing Trust.........................         11
Accounting Treatment.............................         12
Use of Proceeds..................................         12
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends......................         13
Description of the Preferred Securities..........         13
Description of the Guarantee.....................         31
Description of the Convertible Debentures........         33
Effect of Obligations Under the Convertible
  Debentures and the Guarantee...................         42
Description of Capital Stock.....................         43
Certain Federal Income Tax Considerations........         44
Selling Holders..................................         48
Plan of Distribution.............................         51
ERISA Considerations.............................         51
Legal Matters....................................         52
Experts..........................................         52



                              3,450,000 PREFERRED
                                   SECURITIES

                            FRONTIER FINANCING TRUST

                            6 1/4% CONVERTIBLE TRUST
                              ORIGINATED PREFERRED
                    SECURITIES-SM- ("CONVERTIBLE TOPRS-SM-")
                            GUARANTEED TO THE EXTENT
                              SET FORTH HEREIN BY,
                              AND CONVERTIBLE INTO
                                COMMON STOCK OF,

                                     [LOGO]
                             INSURANCE GROUP, INC.

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------


                                January 24, 1997


-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Hill, State of New York, on the 22nd day of January, 1997.



                                FRONTIER INSURANCE GROUP, INC.

                                BY:             /S/ WALTER A. RHULEN
                                     -----------------------------------------
                                                  Walter A. Rhulen
                                       President and Chief Executive Officer




    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                  Chairman Of The Board,
      *WALTER A. RHULEN            President And Chief
------------------------------      Executive Officer        January 22, 1997
       Walter A. Rhulen            (Principal Executive
                                         Officer)

                                 Vice President--Finance
       *MARK H. MISHLER          and Treasurer (Principal
------------------------------   Financial and Accounting    January 22, 1997
       Mark H. Mishler                   Officer)

       *PETER L. RHULEN
------------------------------           Director            January 22, 1997
       Peter L. Rhulen

     *LAWRENCE E. O'BRIEN
------------------------------           Director            January 22, 1997
     Lawrence E. O'Brien

       *DOUGLAS C. MOAT
------------------------------           Director            January 22, 1997
       Douglas C. Moat

         *ALAN GERRY
------------------------------           Director            January 22, 1997
          Alan Gerry




  *By:        /s/ WALTER A.
            RHULEN
------------------------------
       Walter A. Rhulen
       Attorney-in-fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Frontier Financing Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Hill, State of New York, on the 22nd day of January, 1997.


                                FRONTIER FINANCING TRUST

                                BY:             /S/ WALTER A. RHULEN
                                     -----------------------------------------
                                                  Walter A. Rhulen
                                                      Trustee

                                BY:              /S/ PETER H. FOLEY
                                     -----------------------------------------
                                                   Peter H. Foley
                                                      Trustee

                                      II-2